Form 10KSB, Exhibit 13
period 2002-12-31
NICOLET BANKSHARES INC
filed 2003-03-26
CIK 1174850

EXHIBIT 13.1
                                                                    ------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of Nicolet Bankshares, Inc. (referred to herein as "Nicolet") and its subsidiary Nicolet National Bank ("the Bank"), collectively during the three years ended December 31, 2002. This commentary should be read in conjunction with the financial statements and the related notes and the other statistical information included elsewhere in this report, as well as with an understanding of Nicolet's short operating history.

CRITICAL  ACCOUNTING  POLICIES
The accounting and financial reporting policies of Nicolet conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Following is a description of the accounting policies applied by Nicolet which are deemed "critical". In determining which accounting policies are "critical" in nature, Nicolet has identified the policies that require significant judgment or involve complex estimates. The application of these policies has a significant impact on Nicolet's financial statements. Financial results could differ significantly if different judgments or estimates are applied.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting: (1) Statement of Financial Accounting Standards ("SFAS") No. 5 "Accounting for Contingencies," which requires that losses be accrued when they are probable of occurring and estimable, and (2) SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance. The use of these values is inherently subjective and our actual losses could be greater or less than the estimates.

Our allowance for loan losses has two basic components: (1) specific loss estimates for individually classified and impaired loans, and (2) general loss estimates on loans for which no impairment has been identified and large groups of smaller balance homogeneous loans. Specific loss estimates on individual loans include subjective evaluations related to secondary sources of repayment for the loan which are principally collateral liquidation. The general loss allocations use historical loss ratio experience which may not be indicative of the actual losses present in the loan portfolio at a given point in time.

While the basic methodology of our loan loss allowance estimation process has not changed, we continuously re-evaluate the use of historical loss factors, national and local economic trends, credit concentrations and other relevant factors in determining the adequacy of the allowance for loan loss.

This estimation process associated with the allowance for loan losses can have significant effects in the estimated loan loss expense of a given period. Generally, the allowance for loan losses increases as the outstanding balance of loans increase or the level of classified or impaired loans increases. Loans or portions of loans that are deemed uncollectible are charged against and reduce the allowance.

Because Nicolet has a relatively short operating history, historical trends specific to the Company do not provide sufficient information to judge the adequacy of the allowance for loan losses. Therefore, management considers industry trends, peer comparisons and regulatory position in addition to historical experience in its evaluation.

OVERVIEW

Nicolet National Bank was organized on April 5, 2000 and from that date until October 31, 2000 its principal activities were related to its organization, the conducting of its initial public offering, and the pursuit of approvals from the Office of the Comptroller of the Currency and Federal Deposit Insurance Corporation of its application to organize as a national bank.

On September 30, 2000, the Bank concluded its offering in which it sold 1,845,987 shares of common stock at $10 per share which provided the Bank with $18,459,870 in capital. After receiving all applicable regulatory approvals and satisfying pre-opening examination procedures, the Bank opened for business to the public on November 1, 2000 with a staff of 21 employees in banking facilities located in downtown Green Bay, Wisconsin.

A tremendous amount of planning and effort went into building a different community bank. Once the Bank was open, the business of creating quality relationships with quality businesses and individuals began. Over the course of the following months, the Bank was extremely successful in implementing and realizing the vision presented to its original shareholders during the summer of 2000. The success achieved has validated the need for strong, people-focused community banking in Northeastern Wisconsin and the Upper Peninsula of Michigan.

Growth is generated through building loan and deposit relationships with customers. The Bank has experienced extraordinary success in Green Bay, growing from $0 to $250 million in assets by December 31, 2002. This far exceeded Nicolet's expectations. As a result of this tremendous success in Green Bay, the Bank chose to invest strategically from a product, geographical and staffing perspective. Therefore, the Bank opened an office in Marinette, Wisconsin on October 15, 2001, offering community banking and full Trust and Investment Management services. Additionally, the Bank added employees in lending and infrastructure roles to support this growth. While these strategic moves have had an adverse financial impact in the short term, they should provide for earnings enhancement in the long term.

As of June 6, 2002, Nicolet Bankshares, Inc., received regulatory approval and effected a corporate reorganization whereby the shareholders of Nicolet National Bank became shareholders of Nicolet Bankshares, Inc., by exchanging their current Nicolet National Bank shares for Nicolet Bankshares, Inc., shares on a one for one basis.

The transaction has been accounted for as a corporate reorganization by entities under common control, whereby Nicolet Bankshares, Inc., has been capitalized as of the effective date of the reorganization based on the historical financial statements of Nicolet National Bank's December 31, 2001 financial statements and reclassifying certain components of stockholders' equity based on the change in par value from $5 per share to $.01 per share.

Beginning August 2, 2002, Nicolet offered for sale at $12.50 per share up to 1,000,000 shares of its $.01 par value common stock. On September 24, 2002, the offering was extended to increase the number of shares being offered by 100,000 for a total of 1,100,000 shares to be included in the offering. A total of $13,750,000 was received in gross proceeds, before paying $126,586 in related offering costs. The proceeds of the offering will be used to provide necessary capital for future growth.

At December 31, 2002, Nicolet had total consolidated assets of $250 million, total net portfolio loans of $209.9 million, total loans available for sale of $2.8 million (consisting of secondary market residential mortgages), total deposits of $206.7 million, and shareholders' equity of $31.2 million. Nicolet's net earnings for 2002 were $58,000, and earnings per common share was $.03 in 2002.

INCOME STATEMENT REVIEW

Nicolet reported net earnings for the year ended December 31, 2002 of $58,000 as compared to $70,000 for the year ended December 31, 2001. Pretax earnings increased $803,000 to $203,000 for 2002, compared with a pretax net loss of $600,000 for 2001. Nicolet's improved pretax performance was reflective of the growth in earning assets, secondary market mortgage fee income, and fees from trust services, offset by the full year impact of investments made with the expansion to Marinette and the entry into the Trust and Investment Management business. Net interest income was $5.1 million in 2002 compared to $3.4 million in 2001. Other income increased approximately $902,000 to $1.6 million for the year ended December 31, 2002. Other expenses for the year ended 2002 totaled $5.1 million as compared to $3.5 million in 2001.

In 2002, average earning assets increased to $198.5 million, or 95% of total average assets. This increase was primarily due to the increase in loans outstanding. Average loans outstanding for 2002 were $171.4 million. Average interest bearing liabilities for 2002 increased to $172.9 million

Net interest income is the single largest contributor to Nicolet's earnings.
Net interest income is the interest Nicolet earns on loans and investments reduced as a result of the interest paid on deposit accounts. Net interest income was materially impacted during 2002 and 2001 as a result of the sharp decline in rates, as the prime lending rate declined 525 basis points since the Bank opened in 2000. While initially Nicolet benefited from the declining rate environment, in terms of acquiring new business, as rates continued to decline it became increasingly difficult to grow net interest income at a pace consistent with the asset growth. This was largely due to the fact that Nicolet is a predominantly commercial bank, with a large percentage of floating rate loans. As a result, each decline in rates resulted in an immediate decline in net interest income. Additionally, Nicolet's loan portfolio was largely funded by fixed rate deposits (CD's), which did not experience immediate rate declines. Thus, Nicolet's interest income was dropping as rates declined, but the interest expense was not dropping as rapidly, resulting in significant pressure on net interest income. Nicolet has implemented interest rate floors on approximately one third of their floating rate loans to mitigate further compression. During 2002, Nicolet did experience some benefit of the lower rate environment, as CD's issued when Nicolet first opened began repricing at the current lower rate environment. Much management time and attention has been focused on monitoring, measuring and managing the earnings risk to Nicolet in various rate environments.

The banking industry uses two key ratios to measure relative profitability of net interest income, net interest rate spread and net interest margin. The net interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest bearing liabilities. The interest rate spread eliminates the impact of non-interest bearing deposits and gives a direct perspective on the effect of market interest rate movements. The net interest margin is defined as net interest income as a percent of average total earning assets and takes into account the positive impact of investing non-interest bearing deposits.

Nicolet's net interest spread was 2.06% in 2002, while the net interest margin was 2.56%. Nicolet's decrease in net interest margin in 2002 was again primarily attributable to the decline in interest rates, with interest earning assets repricing more regularly as rates fell than that of it's interest bearing liabilities. The average cost of interest bearing liabilities for 2002 was 3.92%. The following table shows the relationship between interest income and expense and the average balances of interest earning assets and interest bearing liabilities (in thousands).

INCOME STATEMENT REVIEW, CONTINUED

TABLE 1
AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS
(in thousands)

                                                      2002                         2001
                                          ---------------------------  ---------------------------
                                          Average   Income/   Yield/   Average   Income/   Yield/
                                          Balance   Expense    Rate    Balance   Expense    Rate
                                          --------  --------  -------  --------  --------  -------
ASSETS:
Federal funds sold and commercial
  paper                                   $  5,604        91    1.62%    10,342       477    4.61%
Interest bearing deposits                    1,178        15    1.27%         -         -       -
Investment securities
  Taxable                                   20,085       817    4.07%    12,092       616    5.09%
  Tax-exempt                                   158         4    4.08%         -         -       -
Loans                                      171,441    10,937    6.38%    90,904     7,189    7.91%
                                          --------  --------           --------  --------
  Total interest earning assets            198,446    11,864    5.98%   113,338     8,282    7.31%
                                                    --------                     --------
All other assets                            10,137                        3,572
                                          --------                     --------
      Total assets                        $208,603                      116,910
                                          ========                     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing demand and money
  market deposits                         $ 20,293       364    1.79%    13,826       522    3.78%
Saving deposits                              1,272        16    1.26%       436         9    2.06%
Time deposits                              143,924     6,292    4.37%    76,727     4,345    5.66%

Repurchase agreements and Federal
  funds purchased                            7,408       108    1.46%     1,025        25    2.43%
                                          --------  --------  -------  --------  --------
      Total interest bearing liabilities   172,897     6,780    3.92%    92,014     4,901    5.33%
                                                    --------                     --------
Noninterest-bearing deposits                15,388                        7,509
Other liabilities                              341                          452
Shareholders' equity                        19,977                       16,935
                                          --------                     --------
Total liabilities and shareholders'
  equity                                  $208,603                     $116,910
                                          ========                     ========
Net interest spread                                             2.06%                        1.98%
Net interest margin on average
earning assets                                                  2.56%                        2.98%

Net interest income/margin                          $  5,084                     $  3,381
                                                    ========                     ========

Non-accrual loans and the interest income that was recorded on these loans, if any, are included in the yield calculation for all periods reported.

Nicolet obtained tax-exempt securities in 2002. As such, yields are presented on a tax equivalent basis for 2002. Nicolet had no tax-exempt securities in 2001. As such, pre-tax yields equal tax equivalent yields.

The following table shows the relative impact on net income of changes in the average balances (volume) of interest earning assets and interest bearing liabilities and the rates earned and paid by Nicolet on such assets and liabilities. Variances resulting from a combination of changes in rate and volume are allocated in proportion to the absolute dollar amounts of the change in such category.

TABLE 2
CHANGES IN INTEREST INCOME AND EXPENSE
(in thousands)

                                           Increase (decrease) due to changes in:
                                                        2002 over 2001
                                                  -------------------------
                                                   Volume    Rate    Total
                                                  --------  -------  ------
Interest income on:
  Loans (including loan fees)                     $ 5,358   (1,610)  3,748
  Investment securities:
    Taxable                                           344     (143)    201
    Tax-exempt                                         15        -      15
    Interest-bearing deposits                           4        -       4
Federal funds sold and commercial paper              (160)    (226)   (386)
                                                  --------  -------  ------
      Total interest earning assets                 5,561   (1,979)  3,582
                                                  --------  -------  ------

Interest expense on:
  Deposits:
    Interest-bearing demand and money market          184     (342)   (158)
    Savings                                            12       (5)      7
    Time                                            3,117   (1,170)  1,947
  Federal funds purchased repurchase agreements        97      (14)     83
                                                  --------  -------  ------
      Total interest-bearing liabilities            3,410   (1,531)  1,879
                                                  --------  -------  ------
Increase (decrease) in net interest income        $ 2,151     (448)  1,703
                                                  ========  =======  ======

An analysis of the relative impact on net interest income of changes in the average outstanding balances (volume) of interest earning assets and interest bearing liabilities and the rates earned and paid by Nicolet on such assets and liabilities for 2001 over 2000 is not presented due to the fact virtually all of the changes were attributable to volume as Nicolet commenced operations in November 2000 and experienced exceptional growth through 2001.

OTHER  INCOME  AND  OTHER  EXPENSES
-----------------------------------

For the years ended December 31, 2002 and 2001, other income totaled $1.6 million and $673,000, respectively. The primary components of other income in 2002 are the secondary market mortgage fee income totaling $708,000, which represented an increase of $360,000 when compared to 2001; and the fees from trust services totaling $351,000, which represented an increase of $269,000 when compared to 2001. The primary reason for the increase was strong mortgage originations and refinances as a result of the aforementioned declines in interest rates, as well as a complete year of operations of the Trust and Investment Management.

Other expenses totaled $5.1 million and $3.5 million for the years ended December 31, 2002 and 2001, respectively. The primary component of other expense was salary and employee benefits expense which totaled $2.7 million and $1.8 million for the same respective periods. The increase in salary and employee benefit expense is attributable to the additional personnel hired to accommodate the growth in Nicolet's assets and the full year's impact of the expansion into Marinette and the Trust initiative. Additionally, occupancy and equipment expense increased in 2002 by $260,000 when compared to 2001. This was due to the expansion of our Operations area and the purchase of equipment to bring the item processing function in house, as well as a full year impact of the expansion into Marinette. Other operating expense totaled $1.7 million for the year ended December 31, 2002 as compared to $1.2 million for the year ended December 31, 2001, which is in line with Nicolet's growth in assets and being open in Marinette for the entire year in 2002.

The investment in the Marinette location and the expansion into the Trust and Investment Management product line are important strategic initiatives which had a negative impact on 2002 earnings. The start up and initial operating costs of this location resulted in a net loss (before tax) of $348,000 in 2002. This investment has allowed us to diversify our income sources (Trust) and expand geographically.

Tremendous growth does not come without increased expenses. The single largest expense item impacted by Nicolet's strong growth has been the allocation of earnings towards the provision for future loan losses. Nicolet recognized expenses of $1.3 million in 2002 to maintain adequate coverage given the size of the loan portfolio.

BALANCE  SHEET  OVERVIEW
------------------------

During 2002, average total assets increased $91.7 million (78%) over 2001. Average deposits increased $82.4 million (84%) in 2002 over 2001. Average loans increased $80.5 million (89%) in 2002 over 2001.

At December 31, 2002, the assets of Nicolet totaled $250.0 million as compared to $171.6 million as of December 31, 2001. For the same periods, total deposits increased to $56.7 million from $150 million, respectively, while gross loans increased $88.3 million during 2002. Shareholders' equity totaled $31.2 million at December 31, 2002, an increase of $13.9 million when compared to the balance of $17.3 million as of December 31, 2001.

At December 31, 2001, the assets of Nicolet totaled $171.6 million as compared to $44.7 million as of December 31, 2000. For the same periods, total deposits increased to $150 million from $27.2 million.

INVESTMENTS
-----------

The investment portfolio consists of debt securities and to a lesser extent equity securities, which provide Nicolet with a source of liquidity and a long-term, relatively stable source of income. Additionally, the investment portfolio provides a balance to interest rate and credit risk with other categories of the balance sheet while providing a vehicle for the investment of available funds, furnishing liquidity and supplying securities to pledge as required collateral for certain deposits.

Table  3
Investment  Portfolio
(in  thousands)

The following table shows the carrying value of Nicolet's securities, by security type, as of December 31, 2002, 2001 and 2000:

                                             2002     2001   2000
                                            -------  ------  -----
     United States treasuries and agencies  $12,064  15,316  5,968
     Mortgage-backed securities               7,507   7,168      -
     Municipal securities                       825       -      -
     Trust Preferred securities                 500     500      -
                                            -------  ------  -----
                                            $20,896  22,984  5,968
                                            =======  ======  =====

     The following table presents the expected maturity of the total securities by maturity date and average yields based on amortized cost at December 31, 2002. The composition and maturity/repricing distribution of the securities portfolio is subject to change depending on rate sensitivity, capital and liquidity needs.

TABLE  4
EXPECTED  MATURITY  OF  SECURITIES
(in thousands)

                          United States
                            Treasuries    Mortgage-                 Trust     Weighted
Maturities at                  and          Backed    Municipal   Preferred    Average
December 31, 2002            Agencies     Securities  Securities  Securities   Yields
                          --------------  ----------  ----------  ----------  ---------
Within 1 year             $            -           -           -           -         -
After 1 through 5 years            8,696           -         606           -      4.17%
After 5 through 10 years           3,130           -         219           -      3.10%
After 10 years                         -       7,393           -         500      5.72%
                          --------------  ----------  ----------  ----------  ---------
                          $       11,826       7,393         825         500      4.59%
                          ==============  ==========  ==========  ==========  =========

Mortgage backed securities are included in the maturities categories in which they are anticipated to be repaid based on scheduled maturities. Yields are calculated on a tax equivalent yield basis.

At December 31, 2002, there were no investment securities of any issuer other than the U.S. government or its agencies or corporations that were in excess of 10% of stockholders' equity.

LOAN  PORTFOLIO
---------------

Since loans typically provide higher interest yields than do other types of earning assets, Nicolet's intent is to channel a substantial percentage of its earning assets into loans. Nicolet separates its loans into two categories: portfolio loans and loans held for sale. Portfolio loans are permanent loans booked, serviced, and held to maturity. Loans held for sale are originated and presold to institutional investors. Loans held for sale typically remain on Nicolet's books for two to three weeks. Total net portfolio loans outstanding at December 31, 2002 and 2001 were $210.0 million and $122.6 million, respectively.

TABLE  5
LOAN PORTFOLIO
(in thousands)

Major classifications of portfolio loans (in thousands) as of December 31, 2002, 2001 and 2000 are summarized  as  follows:

                                         2002                   2001                 2000
                                  ---------------------  ---------------------  -------------------
                                            Percent of             Percent of           Percent of
                                   Amount      Total      Amount      Total     Amount     Total
                                  --------  -----------  --------  -----------  ------  -----------
Commercial, financial and
  agricultural                    $132,042       62.11%  $ 71,753      57.74%   20,114      78.63%
Commercial real estate              45,946       21.62%    35,279      28.39%    3,561      13.92%
Real estate                         28,873       13.58%    13,205      10.63%    1,411       5.52%
Consumer                             5,719        2.69%     4,023       3.24%      496       1.93%
                                  --------  -----------  --------               ------
    Total loans                    212,580      100.00%   124,260     100.00%   25,582     100.00%
                                            ===========            ===========          ===========
Less:  Allowance for loan losses     2,653                  1,600                  400
                                  --------               --------               ------
Total net loans                   $209,927               $122,660               25,182
                                  ========               ========               ======

TABLE  6
LOAN PORTFOLIO MATURITY
(in thousands)

                                 Commercial
                    Commercial   Real Estate  Real Estate  Consumer   Total
                                 -----------  -----------  --------  -------
     Maturity
     Within 1 year  $    75,341       21,234        9,724     3,536  109,835
     1 to 5 years        55,874       23,604       18,798     2,131  100,407
     After 5 years          827        1,108          351        52    2,338
                    -----------  -----------  -----------  --------  -------
     Totals         $   132,042       45,946       28,873     5,719  212,580
                    ===========  ===========  ===========  ========  =======

                               Fixed    Variable
                             Interest   Interest
                               Rates     Rates     Total
                             ---------  --------  -------
     Commercial:
       Within 1 year         $  14,384    60,957   75,341
       1 to 5 years             24,986    30,888   55,874
       After 5 years                 -       827      827
                             ---------  --------  -------
                                39,370    92,672  132,042
                             ---------  --------  -------

     Commercial Real Estate
       Within 1 year             2,637    18,597   21,234
       1 to 5 years             11,220    12,384   23,604
       After 5 years                 -     1,108    1,108
                             ---------  --------  -------
                                13,857    32,089   45,946
                             ---------  --------  -------

     Real Estate:
       Within 1 year             2,785     6,939    9,724
       1 to 5 years             13,609     5,189   18,798
       After 5 years               351         -      351
                             ---------  --------  -------
                                16,745    12,128   28,873
                             ---------  --------  -------
     Consumer:
       Within 1 year               516     3,020    3,536
       1 to 5 years              1,525       606    2,131
       After 5 years                52         -       52
                             ---------  --------  -------
                                 2,093     3,626    5,719
                             ---------  --------  -------
                             $  72,065   140,515  212,580
                             =========  ========  =======

The major component of Nicolet's loan portfolio was commercial loans, which represented 83.73% and 86.13% of the loan portfolio as of December 31, 2002 and 2001, respectively.

It is our policy to classify loans as non-accrual generally when they are past due in principal or interest payments for more than 90 days or it is otherwise not reasonable to expect collection of principal and interest under the original terms. Exceptions are allowed for 90 day past due loans when such loans are well secured and in process of collection. Generally, payments received on non-accrual loans are applied directly to principal. We have adopted the principles of Financial Accounting Standards Board (FASB) SFAS 114 and 118 relating to accounting for impaired loans. As of December 31, 2002, Nicolet had $2.3 million of non-accrual loans.

PROVISION  AND  ALLOWANCE  FOR  LOAN  LOSSES
--------------------------------------------

Nicolet has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential credit problems. Additions to the allowance for loan losses are made to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio.

As of December 31, 2002, the allowance for loan losses was $2.7 million, or 1.25% of outstanding portfolio loans, as compared to $1.6 million or 1.29% of outstanding portfolio loans as of December 31, 2001. Management attempts to maintain an allowance that is deemed adequate based on the evaluation of specific credits along with the overall condition of the portfolio.

Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans in the portfolio. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and reviews of specific problem loans. In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates loans in eight different categories. Grades five, six and seven which represent criticized or classified loans (loans with greater risk of loss potential) are assigned allocations of loss based on published regulatory guidelines. These loans are inadequately protected by the current net worth or paying capacity of the borrower or the collateral pledged. Loans classified in this manner have well-defined weaknesses that jeopardize liquidation of the debt. Loans graded one through four are stratified by type and allocated loss ranges based on management's perceived inherent loss for the strata. The combination of these results are compared monthly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses.

Nicolet utilizes an internal loan review function to place loans into various loan grading categories which assists in developing lists of potential problem loans. These loans are constantly monitored by the loan review function to ensure early identification of deterioration. Currently, Nicolet adopted a policy of maintaining a reserve equal to 1.25% of total loans. In addition, any adversely rated loans will receive allocations consistent with recommended regulatory percentages. As the loan portfolio matures, a more comprehensive methodology, which considers risk by loan types, will be employed.

Nicolet provided $1.3 million and $1.2 million for the years ended December 31, 2002 and 2001, respectively, to the allowance for loan losses for potential problem loans. Through December 31, 2002, Nicolet has experienced approximately $255,000 of charge-offs.

The following table presents a summary of changes in the allowance for loan losses for each of the past three years:

TABLE 7
ALLOWANCE FOR LOAN LOSSES
(in thousands)

                                                     December 31,
                                               -----------------------
                                                2002     2001    2000
                                               -------  ------  ------
     Balance at beginning of year              $1,600      400       -
     Charge-offs:
       Commercial, financial and agricultural      37        -       -
       Commercial real estate                     175        -       -
       Real estate                                  -        -       -
       Consumer                                    43        -       -
                                               -------  ------  ------
                                                  255        -       -
                                               -------  ------  ------
     Recoveries:
       Commercial, financial and agricultural       -        -       -
       Commercial real estate                       -
       Real estate                                  -        -       -
       Consumer                                     -        -       -
                                               -------  ------  ------
                                                             -       -
     Net charge-offs                              255        -       -
                                               -------  ------  ------
     Additions charged to operations            1,308    1,200     400
                                               -------  ------  ------
     Balance at end of year                    $2,653    1,600     400
                                               =======  ======  ======
     Ratio of net charge-offs during the period to
     average loans outstanding during the period
                                                  .15%       -       -

LOANS  AVAILABLE  FOR  SALE
---------------------------

In order to minimize Nicolet's exposure on available for sale loans, Nicolet pre-sells all of its available for sale mortgage loans to investors prior to funding. At December 31, 2002, Nicolet had total loans available for sale of $2.8 million compared to $2.2 million at December 31, 2001. All loans classified as available for sale are recorded at the lower of cost or market

DEPOSITS
--------

Core deposits, which exclude time deposits of $100,000 or more and brokered deposits, provide a relatively stable funding source for Nicolet's loan portfolio and other earning assets. Nicolet's core deposits were $46.3 million as of December 31, 2002.

The maturity distribution of Nicolet's time deposits of $100,000 or more as of December 31, 2002 is as follows (in thousands):

TABLE 8
TIME DEPOSITS $100,000 AND GREATER
(in thousands)

        Three months or less            $ 34,444
        Over three through six months     19,537
        Over six through twelve months    38,326
        Over twelve months                56,591
                                        --------

                Total                   $148,898
                                        ========

LIQUIDITY
---------

Nicolet must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors' accounts and to supply new borrowers with funds. To meet these obligations, Nicolet keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match these to meet liquidity needs. It is the policy of Nicolet to monitor its liquidity to meet regulatory requirements and their local funding requirements. Management believes the current level of liquidity is adequate to meet its needs.

Primary sources of liquidity for Nicolet are a stable base of deposits, Nicolet's ability to raise deposits through its network of deposit brokers, scheduled repayments on Nicolet's loans, and interest and maturities of its investments. All securities of Nicolet have been classified as available-for-sale. If necessary, Nicolet has the ability to sell a portion of its investment securities to manage its interest sensitivity gap or liquidity. Nicolet also may utilize its cash and due from banks and federal funds sold to meet liquidity needs.

At December 31, 2002, Nicolet has arrangements with a correspondent and commercial banks for short term unsecured advances up to $18.5 million. As of December 31, 2002, Nicolet had no outstanding balances under these arrangements.

Nicolet's cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Cash and cash equivalents decreased $11.5 million for a total of $7.0 million at December 31, 2002, compared with an increase of $6.6 million at December 31, 2001. The decrease is primarily attributable to the overall growth of our balance sheet in interest earning assets. Cash provided by operations totaled $1.7 million in 2002. Net cash provided by financing activities in 2002 totaled $77.5 million, which was primarily made up of $56.7 million of increased deposits and $13.6 million raised in the secondary stock offering. Outflows from investing activities totaled $90.6 million, most of which was net loan increases and purchases of investment securities available for sale during 2002 of $88.6 million and $13.5 million, respectively.

CAPITAL  ADEQUACY
-----------------

Nicolet is subject to various regulatory capital requirements administered by the federal banking agencies. As of December 31, 2002, Nicolet maintains capital ratios in the "well capitalized" classification. Additionally, based on Nicolet's most recent notification from the regulators, Nicolet was deemed to be well capitalized. For additional information, see footnote 11 of Nicolet's audited financial statements.

The following tables present Nicolet Bankshares, Inc. and Nicolet National Bank's regulatory capital position at December 31, 2002 and 2001.

TABLE 9
CAPITAL RATIOS

                                                     2002                   2001
                                             --------------------        ----------
                                             Consolidated   Bank         Bank Only
        Tier 1 Capital                               14.1%  12.3%             12.6%
        Tier 1 Capital minimum requirement            4.0%   4.0%              4.0%
                                             -------------  -----        ----------

        Excess                                       10.1%   8.3%              8.6%
                                             =============  =====        ==========


                                       33

TABLE 9
CAPITAL RATIOS, CONTINUED

                                                     2002                   2001
                                             --------------------        ----------
                                             Consolidated   Bank         Bank Only
         Total Capital                               15.1%  13.5%             13.8%
         Total Capital minimum requirement            8.0%   8.0%              8.0%
                                             -------------  -----        ----------

         Excess                                       7.1%   5.5%              5.8%
                                             =============  =====        ==========


         Tier 1 Capital to adjusted total assets
         ("Leverage Ratio")                          14.9%  13.2%             10.7%
         Minimum leverage requirement                 4.0%   4.0%              4.0%
                                             -------------  -----        ----------

                                                     10.9%   9.2%              6.7%
                                             =============  =====        ==========

Average equity to average assets was 9.58% in 2002, 14.49% in 2001, and 70.79% in 2000. No dividends have been declared or paid since inception.

RATE  SENSITIVITY
-----------------

Asset/liability management is the process by which Nicolet monitors and controls the mix and maturities of its assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and interest sensitive liabilities to minimize potentially adverse impacts on earnings from changes in market interest rates.

The principal monitoring technique employed by Nicolet is the measurement of Nicolet's interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to minimize interest rate risk and manage net interest income in changing interest rate environments. Nicolet's net interest income generally would benefit from rising interest rates when it has an asset-sensitive gap position. Conversely, Nicolet's net interest income generally would benefit from decreasing interest rates of interest when it has a liability-sensitive gap position.

INTEREST  RATE  SENSITIVITY  ANALYSIS
-------------------------------------

The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the liability mix of the balance sheet, there should be a focus on expanding the various funding sources. The interest rate sensitivity position as of December 31, 2002 is presented in the following table (in thousands). The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity. The table may not be indicative of Nicolet's rate sensitivity position at other points in time.

TABLE 10
INTEREST RATE GAP SENSITIVITY
(in thousands)

                                                   At December 31, 2002
                                                 Maturing or Repricing in
                                    ------------------------------------------------
                                      Three      Four
                                    Months or  Months to    1 to 5   Over 5
                                      Less     12 Months    Years    Years    Total
                                    ---------  ----------  -------  -------  -------
Interest-earning assets:
  Interest-bearing deposits with
    other banks                     $    739           -        -        -       739

  Federal funds sold                     386           -        -        -       386
  Investment securities                    -           -    9,521   11,375    20,896
  Loans                              147,207      13,631   51,339      403   212,580
  Other investments                        -           -        -    1,085     1,085
                                    ---------  ----------  -------  -------  -------
Total interest-earning assets        148,332      13,631   60,860   12,863   235,686
                                    ---------  ----------  -------  -------  -------
Interest-bearing liabilities:
  Deposits:
    Demand and savings                26,580           -        -        -    26,580
    Time deposits                     36,363      61,848   64,338        -   162,549
    Federal funds purchased
    and retail repurchase
    agreements                        10,831           -        -        -    10,831
                                    ---------  ----------  -------  -------  -------
Total interest-bearing liabilities  $ 73,774      61,848   64,338        -   199,960
                                    ---------  ----------  -------  -------  -------
Interest sensitive difference
   per period                         74,558     (48,217)  (3,478)  12,863    35,726
                                    ---------  ----------  -------  -------  -------

Cumulative interest sensitivity
   difference                         74,558      26,341   22,863   35,726
                                    ---------  ----------  -------  -------

Cumulative difference to total
   assets                              29,82%      10.57%    9.14%   14.29%
                                    =========  ==========  =======  =======

As indicated in the table above, during the first year approximately 37% of the interest bearing liabilities will reprice within one year while 63% of the interest earning assets will reprice within the same period. The table also highlights that Nicolet is asset sensitive in the first 12 months (as indicated by a positive gap) and cumulatively asset sensitive for the remainder of the periods (as indicated by a positive gap). Nicolet relies on brokered deposits as a core funding source. Rates paid on such accounts are viewed by management as significantly less expensive over time than market-based rates such as those paid on non-core deposits.

Nicolet's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. Varying interest rate environments can create unexpected changes in the prepayment of assets and liabilities that are not reflected in the interest rate sensitivity analysis. These prepayments may have a significant impact on the net interest margin of Nicolet.

IMPACT OF INFLATION AND CHANGING PRICES
---------------------------------------

The effect of relative purchasing power over time due to inflation has not been taken into effect in the financial statements of Nicolet. Rather, the statements have been prepared on an historical cost basis in accordance with generally accepted accounting principles.

Since most of the assets and liabilities of a financial institution are monetary in nature, the effect of changes in interest rates will have a more significant impact on Nicolet's performance than will the effect of changing prices and inflation in general. Interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude.

FORWARD-LOOKING  STATEMENTS
---------------------------

The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of Nicolet. Nicolet has made, and may continue to make, various written or verbal forward-looking statements with respect to business and financial matters, including statements contained in this report, filings with the Securities and Exchange Commission, and reports to shareholders. All statements which address operating performance, events or developments that we expect or anticipate will occur in the future, including statements related to loan growth, deposit growth, per share growth, and statements expressing general sentiment about future operating results and non-historical information, are forward-looking statements within the meaning of the Act. The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and operating performance. Certain factors that would affect financial performance or cause actual results to vary significantly from estimates contained in or underlying forward-looking statements include:

     -    Interest rate fluctuations and other market conditions.

     - Strength of the consumer and commercial credit sectors, as well as real estate markets.

     - Changes in laws and regulations, including changes in accounting standards and taxation requirements (including tax rate changes, new tax laws, and revised tax law interpretations).

     - Competitive pricing and other pressures on loans and deposits and Nicolet's ability to obtain market share in its trade areas.

     - The outcome of litigation which depends on judicial interpretations of law and findings of juries.

     - Other risks and uncertainties as detailed from time to time in Nicolet filings with the Securities and Exchange Commission.