Form 10KSB, Exhibit 13
period 2002-12-31
NICOLET BANKSHARES INC
filed 2003-03-26
CIK 1174850

EXHIBIT 13.2
                                                                    ------------


                        CONSOLIDATED FINANCIAL STATEMENTS

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




TO THE BOARD OF DIRECTORS
NICOLET BANKSHARES, INC.

We  have  audited  the  accompanying  consolidated  balance  sheets  of  Nicolet
Bankshares, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of Nicolet's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nicolet Bankshares, Inc. and subsidiary as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


                                                    /s/ Porter Keadle Moore, LLP

Atlanta, Georgia
January 31, 2003

                          NICOLET BANKSHARES, INC. AND SUBSIDIARY

                                CONSOLIDATED BALANCE SHEETS

                                 DECEMBER 31, 2002 AND 2001


                                           Assets
                                           ------

                                                                    2002           2001
                                                                -------------  ------------
Cash and due from banks, including reserve
  requirement of $426,000 and $256,000                          $  5,886,787     3,570,863
Interest bearing deposits                                            738,945             -
Commercial paper                                                           -     2,500,000
Federal funds sold                                                   386,000    12,431,000
                                                                -------------  ------------

      Cash and cash equivalents                                    7,011,732    18,501,863

Investment securities available for sale                          20,895,945    22,984,390
Other investments                                                  1,084,908       805,000
Loans held for sale                                                2,811,129     2,207,650
Loans, net                                                       209,926,688   122,660,224
Premises and equipment, net                                        2,478,148     2,359,641
Bank owned life insurance                                          3,841,551             -
Accrued interest receivable and other assets                       1,955,284     2,093,636
                                                                -------------  ------------

                                                                $250,005,385   171,612,404
                                                                =============  ============

                      Liabilities and Shareholders' Equity
                      ------------------------------------
Deposits:
  Demand                                                        $ 17,602,152    10,559,041
  Money market and NOW accounts                                   25,226,094    15,263,269
  Savings                                                          1,353,903     1,124,217
  Time                                                           162,549,183   123,119,668
                                                                -------------  ------------

      Total deposits                                             206,731,332   150,066,195

Repurchase agreements                                             10,831,089     3,678,779
Accrued interest payable and other liabilities                     1,194,439       567,731
                                                                -------------  ------------

      Total liabilities                                          218,756,860   154,312,705
                                                                -------------  ------------

Commitments

Shareholders' equity:
  Common stock, par value $.01; 30,000,000 shares authorized;
    2,946,820 and 1,845,987 shares issued and
      outstanding in 2002 and 2001, respectively                      29,468        18,460
  Additional paid-in capital                                      32,062,146    18,441,410
  Accumulated deficit                                             (1,053,741)   (1,111,989)
  Accumulated other comprehensive income (loss)                      210,652       (48,182)
                                                                -------------  ------------

      Total shareholders' equity                                  31,248,525    17,299,699
                                                                -------------  ------------

                                                                $250,005,385   171,612,404
                                                                =============  ============

See accompanying notes to consolidated financial statements.

                                   NICOLET BANKSHARES, INC. AND SUBSIDIARY

                                    CONSOLIDATED STATEMENTS OF OPERATIONS

                            FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000


                                                                            2002         2001        2000
                                                                        ------------  ----------  -----------
Interest income:
  Loans, including loan fees                                            $10,937,269   7,189,015      177,990
  Investment securities                                                     821,347     615,904       29,022
  Commercial paper                                                            8,006      62,593            -
  Interest-bearing deposits                                                  15,104           -      130,419
  Federal funds sold                                                         82,670     414,219      129,364
                                                                        ------------  ----------  -----------

        Total interest income                                            11,864,396   8,281,731      466,795
                                                                        ------------  ----------  -----------

Interest expense:
  Money market and NOW accounts                                             363,477     521,946       35,544
  Savings and time deposits                                               6,308,352   4,353,893       11,193
  Other                                                                     108,492      25,454       22,501
                                                                        ------------  ----------  -----------

        Total interest expense                                            6,780,321   4,901,293       69,238
                                                                        ------------  ----------  -----------

        Net interest income                                               5,084,075   3,380,438      397,557

Provision for loan losses                                                 1,308,250   1,200,000      400,000
                                                                        ------------  ----------  -----------

        Net interest income (expense) after provision for loan losses     3,775,825   2,180,438       (2,443)
                                                                        ------------  ----------  -----------

Other income:
  Service charges on deposit accounts                                       294,028     119,334          189
  Fees from trust services                                                  351,196      81,776            -
  Mortgage fee income                                                       708,366     348,280        3,236
  Securities (loss) gains                                                    (3,144)    121,895            -
  Other                                                                     224,898       1,867            -
                                                                        ------------  ----------  -----------

        Total other income                                                1,575,344     673,152        3,425
                                                                        ------------  ----------  -----------

Other expenses:
  Salaries and employee benefits                                          2,703,548   1,803,851      608,666
  Occupancy and equipment                                                   698,271     438,588       59,267
  Other operating                                                         1,746,458   1,211,432      515,224
                                                                        ------------  ----------  -----------

        Total other expenses                                              5,148,277   3,453,871    1,183,157
                                                                        ------------  ----------  -----------

        Net earnings (loss) before income taxes                             202,892    (600,281)  (1,182,175)

Income tax expense (benefit)                                                144,644    (670,467)           -
                                                                        ------------  ----------  -----------

        Net earnings (loss )                                            $    58,248      70,186   (1,182,175)
                                                                        ============  ==========  ===========

Net earnings (loss) per share                                           $       .03         .04         (.64)
                                                                        ============  ==========  ===========

Diluted earnings per share                                              $       .03         .04           N/A
                                                                        ============  ==========  ===========

Weighted average shares outstanding                                     $ 2,130,730   1,845,987    1,845,987
                                                                        ============  ==========  ===========

See accompanying notes to consolidated financial statements.

                             NICOLET BANKSHARES, INC. AND SUBSIDIARY

                         CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                      FOR THE YEARS ENDED DECEMBER 31, 2002, 2001,  AND 2000


                                                                  2002       2001        2000
                                                                ---------  ---------  -----------

Net earnings (loss)                                             $ 58,248     70,186   (1,182,175)
                                                                ---------  ---------  -----------

Other comprehensive income, net of tax:
  Unrealized gains (losses) on securities available for sale,
    net of tax of $167,513 and $87,691                           260,733   (133,718)      11,911

  Realized (losses) gains on securities available for sale,
    net of tax of ($1,245) and $48,270                            (1,899)    73,625            -
                                                                ---------  ---------  -----------

Total other comprehensive income, net of tax                     258,834    (60,093)      11,911
                                                                ---------  ---------  -----------

Comprehensive income (loss)                                     $317,082     10,093   (1,170,264)
                                                                =========  =========  ===========

See accompanying notes to consolidated financial statements.

                                    NICOLET BANKSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                             FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

                                                                                    Accumulated
                                                                                       Other
                                        Common        Additional     Accumulated   Comprehensive
                                         Stock      Paid-In Capital    Deficit     Income (Loss)      Total
                                     -------------  ---------------  ------------  --------------  -----------
Proceeds from stock offering         $  9,229,935         9,229,935            -               -   18,459,870

Effect of corporate  reorganization
   and change of par value from $5
   per share to $.01 per share         (9,211,475)        9,211,475            -               -            -

Change in unrealized gain on
   securities available for sale                -                 -            -          11,911       11,911

Net loss                                        -                 -   (1,182,175)              -   (1,182,175)
                                     -------------  ---------------  ------------  --------------  -----------

Balance, December 31, 2000                 18,460        18,441,410   (1,182,175)         11,911   17,289,606

Change in unrealized loss on
   securities available for sale                -                 -            -         (60,093)     (60,093)

Net earnings                                    -                 -       70,186               -       70,186
                                     -------------  ---------------  ------------  --------------  -----------

Balance, December 31, 2001                 18,460        18,441,410   (1,111,989)        (48,182)  17,299,699

Exercise of stock options                       8             8,322            -               -        8,330

Proceeds from stock offering,
   net of offering costs of
   $126,586                                11,000        13,612,414            -               -   13,623,414

Change in unrealized gain on
   securities available for sale                -                 -            -         258,834      258,834

Net earnings                                    -                 -       58,248               -       58,248
                                     -------------  ---------------  ------------  --------------  -----------

Balance, December 31, 2002           $     29,468        32,062,146   (1,053,741)        210,652   31,248,525
                                     =============  ===============  ============  ==============  ===========

See accompanying notes to consolidated financial statements.

                                     NICOLET BANKSHARES, INC. AND SUBSIDIARY

                                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


                                                                          2002           2001           2000
                                                                      -------------  -------------  ------------
Cash flows from operating activities:
  Net earnings (loss)                                                 $     58,248         70,186    (1,182,175)
  Adjustments to reconcile net earnings (loss) to net cash provided
    (used) by operating activities:
      Depreciation, amortization and accretion                             563,542        291,923        30,090
      Provision for loan losses                                          1,308,250      1,200,000       400,000
      Provision for deferred taxes                                        (278,975)      (701,191)            -
      Loss (Gain) on sales of investment securities                          3,144       (121,895)            -
      Increase in cash surrender value of life insurance                  (199,758)             -             -
      Change in:
        Accrued interest receivable and other assets                       (34,205)    (1,179,263)     (243,906)
        Accrued interest payable and other liabilities                     905,683        392,856       237,720
        Loans held for sale                                               (603,479)    (2,207,650)            -
                                                                      -------------  -------------  ------------

                Net cash provided (used) by operating activities         1,722,450     (2,255,034)     (758,271)
                                                                      -------------  -------------  ------------

Cash flows from investing activities:
  Purchases of investment securities available for sale                (13,450,240)   (28,608,434)   (5,948,438)
  Proceeds from sales of investment securities available for sale        9,724,844      7,147,872             -
  Proceeds from calls and maturities of investment
    securities available for sale                                        6,161,321      4,468,822             -
  Purchases of other investments                                          (279,908)      (250,000)     (555,000)
  Net change in loans                                                  (88,574,714)   (98,678,418)  (25,581,806)
  Purchase of bank owned life insurance                                 (3,641,793)             -             -
  Purchases of premises and equipment                                     (601,282)    (1,750,969)     (933,305)
                                                                      -------------  -------------  ------------

                Net cash used by investing activities                  (90,661,772)  (117,671,127)  (33,018,549)
                                                                      -------------  -------------  ------------

Cash flows from financing activities:
  Net change in deposits                                                56,665,137    122,869,536    27,196,659
  Net change in repurchase agreements                                    7,152,310      3,678,779             -
  Exercise of stock options                                                  8,330              -             -
  Proceeds from the sale of common stock                                13,623,414              -    18,459,870
                                                                      -------------  -------------  ------------

                Net cash provided by financing activities               77,449,191    126,548,315    45,656,529
                                                                      -------------  -------------  ------------

Net (decrease) increase in cash and cash equivalents                   (11,490,131)     6,622,154    11,879,709

    Cash and cash equivalents at beginning of period                    18,501,863     11,879,709             -
                                                                      -------------  -------------  ------------

    Cash and cash equivalents at end of period                        $  7,011,732     18,501,863    11,879,709
                                                                      =============  =============  ============

Supplemental schedule of noncash investing and
  financing activities:
    Change in unrealized gain on investment
      securities available for sale, net of tax                       $    258,834        (60,093)       11,911

Supplemental disclosures of cash flow information:
  Cash paid during the year for interest                              $  6,289,998      4,617,268        47,573
  Cash paid during the year for income taxes                          $    211,500         19,512             -

See accompanying notes to consolidated financial statements.

                     NICOLET BANKSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Nature  of  Operations
     ----------------------
     Nicolet Bankshares, Inc. was incorporated on April 5, 2000. Effective June 6, 2002, Nicolet Bankshares received approval to become a one-bank holding company owning 100% of the stock of Nicolet National Bank. Nicolet Bankshares is regulated primarily by the Federal Reserve Bank and undergoes periodic examinations by this agency.

     Nicolet National Bank ("the Bank") was incorporated for the purpose of becoming a community oriented commercial bank with its emphasis on commercial banking. The Bank operates out of its main office in Brown County, Wisconsin in the downtown area of Green Bay, and has a branch facility in Marinette, Wisconsin. The organizers of the Bank filed an application to charter the Bank with the Office of the Comptroller of the Currency and for federal deposit insurance with the Federal Deposit Insurance Corporation on May 31, 2000. The Bank raised $18,459,870 through an offering of its common stock at $10 per share, and subsequent to receiving final regulatory approval on October 27, 2000, opened for business on October 31, 2000.

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

     Principles  of  Consolidation
     -----------------------------
     The consolidated financial statements include the financial statements of Nicolet Bankshares, Inc. and its wholly owned subsidiary, Nicolet National Bank (collectively called "Nicolet"). All significant intercompany balances and transactions have been eliminated in consolidation.

     Basis  of  Presentation
     -----------------------
     The accounting principles followed by Nicolet, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America ("GAAP") and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with the realization of deferred tax assets which are based on future taxable income.

     Certain amounts in the 2000 and 2001 financial statements have been reclassified to conform to the 2002 presentation. Such reclassifications had no effect on net earnings or total assets.

     Investment  Securities
     ----------------------
     Nicolet  classifies  its  investment securities in one of three categories:
     trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those securities for which Nicolet has the ability and intent to hold until maturity. All securities not included in trading or held to maturity are classified as available for sale. At December 31, 2002 and 2001, all securities were classified as available for sale.

     Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized.

                     NICOLET BANKSHARES, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Investment  Securities,  continued
     ----------------------------------
     A decline in the market value of any available for sale security below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     Other  Investments
     ------------------
     Nicolet, as a member of the Federal Reserve Bank System and the Federal Home Loan Bank System, is required to maintain an investment in the capital stock of these entities. As no ready market exists for these stocks, and they have no quoted market value, these investments are carried at cost.

     Loans  Held  for  Sale
     ----------------------
     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes, if any, in the valuation allowance are included in the determination of net earnings in the period in which the change occurs. Nicolet has recorded no valuation allowance related to its mortgage loans held for sale as their cost approximates the market value. Gains and losses from the sale of loans are determined using the specific identification method.

     Loans  and  Allowance  for  Loan  Losses
     ----------------------------------------
     Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

     A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent.

     Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Interest previously accrued but not collected is reversed against current period earnings and interest is recognized on a cash basis when such loans are placed on nonaccrual status.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount, which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

     Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans.

                     NICOLET BANKSHARES, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Loans and Allowance for Loan Losses, continued
     ----------------------------------------------
     In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates loans in eight different categories. Grades five, six and seven, which represent criticized or classified loans (loans with greater risk of loss potential), are assigned allocations of loss based on published regulatory guidelines. These loans are inadequately protected by the current net worth or paying capacity of the borrower or the collateral pledged. Loans classified in this manner have well-defined weaknesses that jeopardize liquidation of the debt. Loans graded one through four are stratified by type and allocated loss ranges based on management's perception of the inherent loss for the strata. The combination of these results are compared monthly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses. Management uses an internal loan review function to place loans into various loan grading categories, which assists in developing lists of potential problem loans. These loans are constantly monitored by the loan review function to ensure early identification of any deterioration. The reserve level is reviewed by the board on a quarterly basis in compliance with regulatory requirements. In addition, any adversely rated loans will receive allocations consistent with recommended regulatory percentages. As the loan portfolio matures, a more comprehensive methodology, which considers risk by loan types, will be employed.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Nicolet's allowance for loan losses. Such agencies may require Nicolet to recognize additions to the allowance based on judgments different than those of management.

     Premises  and  Equipment
     ------------------------
     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases. Costs incurred for maintenance and repairs are expensed currently.

     Depreciation expense is computed using the straight-line method over the following estimated useful lives:

          Building                        30 years
          Leasehold  improvements         5 years
          Furniture  and  equipment       1 - 20 years

     Income Taxes
     ------------
     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

                     NICOLET BANKSHARES, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Repurchase  Agreements
     ----------------------
     Repurchase agreements are with commercial deposit customers, and are treated as financing activities and are carried at the amounts that will be subsequently repurchased as specified in the respective agreements.

     Stock-Based  Compensation
     -------------------------
     As of December 31, 2002, Nicolet sponsors stock-based compensation plans, which are described more fully in Note 8. Nicolet accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is reflected in net earnings, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net earnings (loss) and earnings (loss) per share if Nicolet had applied the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation.

                                                                   Year Ended December 31,
                                                                  2002      2001      2000
                                                               ----------  ------  -----------
          Net earnings (loss) as reported                      $   58,248  70,186  (1,182,175)

          Deduct: Total stock-based employee compensation
            expense determined under fair-value based method
            for all awards, net of tax                             34,774  66,524     442,963
                                                               ----------  ------  -----------

          Pro forma net earnings (loss)                        $   23,474   3,662  (1,625,138)
                                                               ==========  ======  ===========

          Basic and diluted earnings (loss) per share:

            As reported                                        $      .03     .04        (.64)
                                                               ==========  ======  ===========

            Pro forma                                          $      .01       -        (.88)
                                                               ==========  ======  ===========

     The fair value of each option is estimated on the date of grant using the Minimum Value pricing model with the following weighted average assumptions for 2002, 2001 and 2000: dividend yield of 0%; risk free interest rate of 3%, 3% and 5% and an expected life of 7 years. For disclosure purposes, the Bank immediately recognized the expense associated with option grants assuming all awards will vest. The weighted average grant-date fair value of options granted in 2002, 2001 and 2000 was $2.31, $1.84 and $2.12, respectively.

     Trust  Operations
     -----------------
     Property (other than cash deposits) held by the Bank in a fiduciary or agency capacity for customers is not included in the balance sheets since such items are not assets of the Bank.

                     NICOLET BANKSHARES, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Net Earnings (Loss) Per Share
     -----------------------------
     Basic earnings per share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The presentation of earnings per share is required on the face of the statement of operations with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants.

                                                                                 PER
          For the Year Ended December 31, 2002              NET      COMMON     SHARE
                                                         EARNINGS     SHARE    AMOUNT
                                                         ---------  ---------  -------
          BASIC EARNINGS PER SHARE                       $  58,248  2,130,730  $   .03
          EFFECT OF DILUTIVE SECURITIES - STOCK OPTIONS          -     44,511        -
                                                         ---------  ---------  -------
          DILUTED EARNINGS PER SHARE                     $  58,248  2,175,241  $   .03
                                                         =========  =========  =======

     For 2001, net earnings per share equaled diluted earnings per share, as there were no common stock equivalents outstanding during the year, since the strike price for the stock options equaled the estimated market value of the stock throughout the year. Potential dilutive options and warrants totaled 359,500 as of December 31, 2001.

     For 2000, the potential effect of outstanding options and warrants would be anti-dilutive, and therefore is not presented. Anti-dilutive options and warrants totaled 299,000 as of December 31, 2000. For 2000, net loss per share is calculated by dividing net loss by the number of common shares sold in the initial public offering, which are considered outstanding the entire period.

(2)  INVESTMENT SECURITIES AVAILABLE FOR SALE
     Investment securities available for sale at December 31, 2002 and 2001 are as follows:

                                                                    December 31, 2002
                                                   -----------------------------------------------
                                                                  Gross       Gross     Estimated
                                                    Amortized   Unrealized  Unrealized     Fair
                                                      Cost        Gains       Losses      Value
                                                   -----------  ----------  ----------  ----------
          U.S. Treasuries                          $ 9,747,688     225,368           -   9,973,056
          U.S. Government agencies                   2,077,940      13,310           -   2,091,250
          State, county, and municipal securities      825,833       1,309       1,883     825,259
          Mortgage-backed securities                 7,393,397     112,983           -   7,506,380
          Trust preferred securities                   500,000           -           -     500,000
                                                   -----------  ----------  ----------  ----------

               Total                               $20,544,858     352,970       1,883  20,895,945
                                                   ===========  ==========  ==========  ==========

                                                                  December 31, 2001
                                                   -----------------------------------------------
                                                                  Gross       Gross     Estimated
                                                    Amortized   Unrealized  Unrealized     Fair
                                                      Cost        Gains       Losses      Value
                                                   -----------  ----------  ----------  ----------

          U.S. Treasuries                          $11,328,942           -      42,067  11,286,875
          U.S. Government agencies                   4,027,589      36,027      34,028   4,029,588
          Mortgage-backed securities                 7,208,163      21,190      61,426   7,167,927
          Trust preferred securities                   500,000           -           -     500,000
                                                   -----------  ----------  ----------  ----------
               Total                               $23,064,694      57,217     137,521  22,984,390
                                                   ===========  ==========  ==========  ==========

                     NICOLET BANKSHARES, INC. AND SUBSIDIARY

(2)  INVESTMENT SECURITIES AVAILABLE FOR SALE, CONTINUED
     The amortized cost and estimated fair value of investment securities available for sale at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   Amortized   Estimated
                                                     Cost      Fair Value
                                                  -----------  ----------
          Due after one year through five years   $ 9,315,413   9,521,076
          Due after five years through ten years    3,336,048   3,368,489
          Mortgage-backed securities                7,393,397   7,506,380
          Trust preferred securities                  500,000     500,000
                                                  -----------  ----------

             Totals                               $20,544,858  20,895,945
                                                  ===========  ==========

     Proceeds from sales of securities available for sale during 2002 and 2001 were $9,724,844 and 7,147,872, respectively. Gross gains of $3,218 and gross losses of $6,362 were realized on these sales in 2002. Gross gains of $121,895 were realized on those sales for the year ended December 31, 2001. There were no sales of securities available for sale during 2000.

     Securities with a carrying value of approximately $20,060,000 and $5,983,000 at December 31, 2002 and December 31, 2001, respectively, were pledged to secure public deposits and for other purposes as required by law.

(3)  LOANS
     Major classifications of loans at December 31, 2002 and 2001 are summarized as follows:

                                                      2002         2001
                                                  ------------  -----------
          Commercial, financial and agricultural  $132,041,541   71,753,165
          Commercial real estate                    45,946,139   35,278,532
          Real estate                               28,872,949   13,205,350
          Consumer                                   5,719,049    4,023,177
                                                  ------------  -----------
                                                   212,579,678  124,260,224
          Less:   Allowance for loan losses          2,652,990    1,600,000
                                                  ------------  -----------
                                                  $209,926,688  122,660,224
                                                  ============  ===========

     Nicolet grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of Northeastern Wisconsin and the Upper Peninsula of Michigan.

     Activity in the allowance for loan losses is summarized as follows for the years ended December 31, 2002, 2001, and 2000:

                                                         2002        2001      2000
                                                      -----------  ---------  -------
          Balance at beginning of year                $1,600,000     400,000        -
          Provisions charged to operations             1,308,250   1,200,000  400,000
          Loans charged off                             (255,330)          -        -
          Recoveries on loans previously charged off          70           -        -
                                                      -----------  ---------  -------

              Balance at end of year                  $2,652,990   1,600,000  400,000
                                                      ===========  =========  =======

     In the normal course of business, Nicolet sells loan participations to other financial institutions. Loan participations are typically sold to comply with legal lending limits to one borrower imposed by regulatory authorities. The participations are sold without recourse to Nicolet and Nicolet imposes no transfer or ownership restrictions on the purchaser. At December 31, 2002, Nicolet had $41,530,000 in loan participations sold.

                     NICOLET BANKSHARES, INC. AND SUBSIDIARY

(4)  PREMISES AND EQUIPMENT
     Major classifications of premises and equipment as of December 31, 2002 and 2001 are summarized as follows:

                                             2002       2001
                                          ----------  ---------
          Land                            $  113,110    100,000
          Building                           855,502    793,794
          Leasehold improvements             547,878    483,784
          Furniture and equipment          1,704,581  1,300,402
                                          ----------  ---------
                                           3,221,071  2,677,980
          Less: Accumulated depreciation     742,923    318,339
                                          ----------  ---------
                                          $2,478,148  2,359,641
                                          ==========  =========

     Depreciation expense amounted to approximately $458,000, $294,000, and $31,000 in 2002, 2001, and 2000, respectively.

(5)  DEPOSITS
     The aggregate amount of time deposit accounts with a minimum denomination of $100,000 was approximately $148,898,000 and $117,580,000 at December 31,
     2002 and 2001, respectively. For each of these years, approximately $123,730,000 and $104,384,000, respectively, represent brokered deposits.

     At December 31, 2002 the scheduled maturities of time deposits are as follows:

          2003                         $ 98,211,431
          2004                           42,518,801
          2005                           21,818,951
                                       ------------
                                       $162,549,183
                                       ============

(6)  INCOME TAXES
     The components of income tax expense (benefit) for the year ended December 31, 2002 and 2001 are as follows:

                                            2002       2001
                                         ----------  ---------
          Currently payable              $ 423,619     30,724
          Deferred tax expense            (278,975)  (258,037)
          Change in valuation allowance          -   (443,154)
                                         ----------  ---------

                                         $ 144,644   (670,467)
                                         ==========  =========

     The differences between the income tax benefit and the amount computed by applying the statutory federal income tax rate to the earnings (loss) before income taxes for the years ended December 31, 2002 and 2001 relate primarily to the benefit of net operating loss carryforwards not recognized and changes in the valuation allowance.

                     NICOLET BANKSHARES, INC. AND SUBSIDIARY

(6)  INCOME TAXES, CONTINUED
     The following summarizes the components of deferred taxes at December 31, 2002 and 2001.

                                                                 2002      2001
                                                              ----------  -------
          Deferred income tax assets:
            Allowance for loan losses                         $  967,346  589,385
            Pre-opening expenses                                  93,712  126,787
            Unrealized loss on securities available for sale           -   32,121
            Alternative minimum tax credits                       21,037   13,340
            Non-accrual loan interest                             18,502        -
                                                              ----------  -------

                Net deferred tax asset                         1,100,597  761,633
                                                              ----------  -------

          Deferred income tax liabilities:
            Premises and equipment                               120,431   28,321
            Unrealized gain on securities available for sale     140,435        -
                                                              ----------  -------

                Total gross deferred tax liabilities             260,866   28,321
                                                              ----------  -------

          Net deferred tax asset                              $  839,731  733,312
                                                              ==========  =======

(7)  COMMITMENTS
     Nicolet leases various equipment and real estate under operating lease arrangements. Some of these leases include an option for renewal for a predetermined period, with incremental lease payments based on the higher of the increases in the Consumer Price Index or the agreed-upon rental increase. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2002, are as follows:

               2003     $       97,548
               2004     $      102,328
               2005     $       71,328

     Total rental expense for 2002, 2001 and 2000 was approximately $100,000, $92,000 and $26,000, respectively.

     Nicolet is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, financial guarantees and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contractual amounts of those instruments reflect the extent of involvement Nicolet has in particular classes of financial instruments.

     Nicolet's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Nicolet uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     In most cases, Nicolet requires collateral or other security to support financial instruments with credit risk.

                                                             Approximate
                                                            Contract Amount
                                                        ------------------------
                                                           2002         2001
                                                        -----------  -----------
          Financial instruments whose contract amounts
            represent credit risk:
              Commitments to extend credit              $52,661,000  $31,083,000
              Credit card guarantees                    $   567,000  $    61,000
              Standby letters of credit                 $ 4,003,000  $ 2,012,000

                     NICOLET BANKSHARES, INC. AND SUBSIDIARY

(7)  COMMITMENTS, CONTINUED
     Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Nicolet evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Nicolet upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

     Standby letters of credit are conditional commitments issued by Nicolet to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. All letters of credit were secured at December 31, 2002 and 2001.

     Nicolet has federal funds accommodations with other financial institutions where Nicolet may borrow funds on a short-term basis at the market rate in effect at the time of borrowing. The total federal funds accommodations as of December 31, 2002 and 2001 is $18,500,000.

     Nicolet entered into employment agreements with its President and Executive Vice President, providing for an initial term of three years, with an automatic renewal each day unless notice is given so that they will always have three-year terms. The agreements provide for a base salary, an incentive bonus, and an award of stock options to purchase 72,500 and 57,500 shares of common stock, respectively, at $10 per share, which will be earned equally over three years. These stock options were granted during 2000. The agreements further provide for other perquisites, and subject the President and Executive Vice President to certain non-compete restrictions.

(8)  EMPLOYEE AND DIRECTOR BENEFIT PLANS
     In connection with the Nicolet formation and initial offering, warrants were issued to the organizers. The warrants allow each holder to purchase one additional share of common stock for each share purchased in connection with the initial offering up to a maximum of 7,500 shares. The warrants vest evenly over a three-year period beginning with the date the stock offering was completed and are exercisable for a period of ten years following issuance, but generally no later than three months after ceasing to serve as a director, at the initial offering price of $10 per share. Warrants relating to a total of 90,000 shares were issued.

     During 2000, Nicolet adopted a Stock Incentive Plan covering up to 285,000 shares of Nicolet's common stock. During 2002, Nicolet adopted a second Stock Incentive Plan covering up to 125,000 shares of Nicolet's common stock. These Plans are administered by the Administrative Committee of the Board of Directors and provides for the granting of options to purchase shares of the common stock to officers, directors and key employees of Nicolet. The exercise price of each option granted under the Plan will not be less than the fair market value of the shares of common stock subject to the option on the date of grant as determined by the Administrative Committee of the Board of Directors. Options will be exercisable in whole or in part upon such terms as may be determined by the committee. Options expire ten years after the date of grant. As of December 31, 2002, a total of 107,677 are available for grant from these plans.

                     NICOLET BANKSHARES, INC. AND SUBSIDIARY

(8)  EMPLOYEE AND DIRECTOR BENEFIT PLANS, CONTINUED
     A summary of activity in the Stock Incentive Plan for the year ended December 31, 2002 and 2001 is presented below:

                                               2002                       2001
                                     --------------------------  --------------------------
                                                  Weighted                    Weighted
                                               Average Option               Average Option
                                      Shares   Price Per Share    Shares   Price Per Share
                                     --------  ----------------  --------  ----------------
     Outstanding, beginning of year  271,000   $          10.00  209,000   $          10.00
     Granted during the year          41,750              12.07   71,250              10.00
     Cancelled during the year        (3,167)             10.00   (9,250)             10.00
     Exercised during the year          (833)             10.00        -                  -
                                     --------                    --------

     Outstanding, end of year        308,750   $          10.28  271,000   $          10.00
                                     ========  ================  ========  ================

     Exercisable at year end         155,000   $          10.00   66,833   $          10.00
                                     ========  ================  ========  ================

     Such options have a weighted average remaining contractual life of approximately 9 and 10 years as of December 31, 2002 and 2001.

     In January 2001, the Board established a 401(k) plan for which substantially all employees are eligible. Contributions to the plan are made at the discretion of the Executive Committee of the Board of Directors, and for 2002 and 2001 approximately $102,000 and $77,000, respectively, was contributed.

(9)  RELATED PARTY TRANSACTIONS
     Nicolet conducts transactions with its directors and officers, including companies in which they have a beneficial interest, in the normal course of business. It is Nicolet's policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons. As of December 31, 2002 and 2001, deposits from directors, executive officers, and their related interests aggregated approximately $3,704,000 and $5,210,000. These deposits were taken in the normal course of business at market interest rates.

     The  following  is  a summary of activity for related party loans for 2002:

          Balance, December 31, 2001           $ 2,940,323
          Advances                               6,594,903
          Repayments                            (2,738,569)
                                               ------------
          Balance, December 31, 2002           $ 6,796,657
                                               ============

(10) DIVIDEND RESTRICTIONS
     Dividends paid by the Bank are the primary source of funds available for Nicolet Bankshares, Inc. Banking regulations restrict the amount of dividends a bank may pay without obtaining prior approval. In addition to the formal statutes and regulations, regulatory authorities also consider the adequacy of the Bank's total capital in relation to its assets, deposits and other such items. At December 31, 2002, the Bank could not pay dividends without prior regulatory approval.

                     NICOLET BANKSHARES, INC. AND SUBSIDIARY

(11) REGULATORY MATTERS
     Nicolet is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require Nicolet to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital to average assets (as defined). Management believes, as of December 31, 2001, that Nicolet meets all capital adequacy requirements to which it is subject.

     As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized Nicolet as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Nicolet must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Nicolet's category.

     The actual capital amounts and ratios are also presented in the table.

                                                                            To Be Well
                                                                            Capitalized
                                                                              Under
                                                                              Prompt
                                                             For Capital    Corrective
                                                              Adequacy        Action
                                              Actual          Purposes      Provisions
                                          ---------------  --------------  --------------
                                          Amount   Ratio   Amount  Ratio   Amount  Ratio
                                          -------  ------  ------  ------  ------  ------
                                                       (amounts in thousands)
AS OF DECEMBER 31, 2002: (Consolidated and Bank Only)
Total Capital (to Risk Weighted Assets)   $33,691   15.1%  17,791    8.0%     N/A    N/A
Bank                                       30,109   13.5%  17,791    8.0%  22,238  10.0%
Tier 1 Capital (to Risk Weighted Assets)  $31,038   14.1%   8,895    4.0%     N/A    N/A
Bank                                       27,456   12.3%   8,895    4.0%  13,343   6.0%
Tier 1 Capital (to Average Assets)        $31,038   14.9%   8,339    4.0%     N/A    N/A
Bank                                       27,456   13.2%   8,339    4.0%  10,423   5.0%

AS OF DECEMBER 31, 2001: (Bank only)
Total Capital                             $18,948   13.8%  11,018    8.0%  13,773  10.0%
(to Risk Weighted Assets)
Tier 1 Capital                            $17,348   12.6%   5,509    4.0%   8,264   6.0%
(to Risk Weighted Assets)
Tier 1 Capital                            $17,348   10.7%   6,483    4.0%   8,104   5.0%
(to Average Assets)

(12) MISCELLANEOUS OPERATING EXPENSES
     Significant components of other operating expenses for the years ended December 31, 2002, 2001 and 2000 are as follows:

                                      2002      2001    2000
                                     -------  -------  ------
          Data processing fees       357,561  235,764  60,902
          Advertising and marketing  156,560  185,174  33,721
          Legal and consulting       215,821   64,595  90,000

                     NICOLET BANKSHARES, INC. AND SUBSIDIARY

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS
     Nicolet is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Nicolet's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of Nicolet, but rather a good faith estimate of the increase or decrease in value of financial instruments held by Nicolet since purchase, origination, or issuance.

     Cash  and  Cash  Equivalents
     ----------------------------
     For cash and due from banks, interest-bearing deposits, commercial paper and federal funds sold, the carrying amount is a reasonable estimate of fair value.

     Investment  Securities  Available  for  Sale
     --------------------------------------------
     Fair  values  for  investment securities are based on quoted market prices.

     Other  Investments
     ------------------
     The  carrying  amount  of  other  investments  approximates  fair  value.

     Loans  and  Loans  Held  for  Sale
     ----------------------------------
     The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value. Mortgage loans held for sale are valued based on the current price at which these loans could be sold into the secondary market.

     Bank  Owned  Life  Insurance
     ----------------------------
     For cash surrender value of life insurance, the carrying value is a reasonable estimate of fair value.

     Deposits
     --------
     The fair value of demand, interest-bearing demand and savings deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

     Repurchase  Agreements
     ----------------------
     The carrying value of repurchase agreements approximates the fair value of repurchase agreements due to the short-term nature of these transactions.

     Commitments  to  Extend  Credit  and  Standby  Letters  of  Credit
     ------------------------------------------------------------------
     Because commitments to extend credit and standby letters of credit are made using variable rates and have short term maturities, the carrying value and the fair value are immaterial.

     Limitations
     -----------
     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time Nicolet's entire holdings of a particular financial instrument. Because no market exists for a significant portion of Nicolet's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                     NICOLET BANKSHARES, INC. AND SUBSIDIARY

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED
     Limitations,  continued
     -----------------------
     Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

     The carrying amount and estimated fair values of Nicolet's financial instruments at December 31, 2002 are as follows:

                                                        2002                        2001
                                                ------------------------  -----------------------
                                                Carrying   Estimated         Carrying  Estimated
                                                 Amount    Fair Value         Amount   Fair Value
                                                ---------  ----------        --------  ----------
                                                                  (in thousands)
     Assets:
     Cash and cash equivalents                  $   7,012       7,012          18,502      18,502
     Investment securities available for sale   $  20,896      20,896          22,984      22,984
     Other investments                          $   1,085       1,085             805         805
     Loans held for sale                        $   2,811       2,811           2,208       2,208
     Loans                                      $ 209,927     211,213         122,660     123,154
     Bank owned life insurance                  $   3,842       3,842               -           -

     Liabilities:
     Deposits                                   $ 206,731     209,108         150,066     151,782
     Repurchase agreements                      $  10,831      10,831           3,679       3,679

     Unrecognized financial instruments:
     Commitments to extend credit                       -           -               -           -
     Standby letters of credit                          -           -               -           -
     Guarantees                                         -           -               -           -

(14) PARENT COMPANY
     As of June 6, 2002, Nicolet Bankshares, Inc. received regulatory approval and effected a corporate reorganization whereby the shareholders of Nicolet National Bank became shareholders of Nicolet Bankshares, Inc. by exchanging their current Nicolet National Bank shares for Nicolet Bankshares, Inc. shares on a one for one basis.

     The transaction has been accounted for as a corporate reorganization by entities under common control, whereby Nicolet Bankshares, Inc. has been capitalized as of the effective date of the reorganization based on the historical financial statements of Nicolet National Bank. Therefore, the financial statements of Nicolet Bankshares, Inc. have been restated by taking Nicolet National Bank's 2002 and 2001 financial statements and reclassifying certain components of stockholders' equity based on the change in par value from $5 per share to $.01 per share.

                     NICOLET BANKSHARES, INC. AND SUBSIDIARY

(14) PARENT COMPANY, CONTINUED
     The  following  reflects the Condensed Financial Statements (Parent Company
     Only) of Nicolet Bankshares, Inc., as if the transaction had occurred as of the beginning of 2002.

                                  BALANCE SHEET

                                DECEMBER 31, 2002

                                     Assets
                                     ------

     Cash and due from Bank                                   $  3,581,663
     Investment in Bank                                         27,666,862
                                                              -------------
                                                                31,248,525
                                                              =============
                      Liabilities and Shareholders' Equity
                      ------------------------------------

     Shareholders' equity                                     $ 31,248,525
                                                              =============

                              STATEMENT OF EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 2002

     Operating expense                                        $     50,081
     Equity in undistributed earnings of Bank                      108,329
                                                              -------------
               Net earnings                                   $     58,248
                                                              =============

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 2002

     Cash flows from operating activities:
       Net earnings                                           $     58,248
       Adjustments to reconcile net earnings to net cash
         used by operating activities:
           Equity in undistributed income of Bank                 (108,329)
                                                              -------------
               Net cash used by operating activities               (50,081)
                                                              -------------
       Cash flow used by investing activities, consisting of
         capital infusion to the Bank                          (10,000,000)
                                                              -------------
       Cash flow from financing activities:
         Exercise of stock options                                   8,330
         Proceeds from the sale of common stock, net of
         offering costs of $126,586                             13,623,414
                                                              -------------
               Net cash provided by financing activities        13,631,744
                                                              -------------
       Net change in cash                                        3,581,663
       Cash at beginning of year                                         -
                                                              -------------
       Cash at end of year                                    $  3,581,663
                                                              =============