Form 10KSB, Exhibit 13
period 2003-12-31
NICOLET BANKSHARES INC
filed 2004-03-30
CIK 1174850

SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data concerning the Company as of and for the years ended December 31, 2003, 2002 and 2001. The selected financial data has been derived from the financial statements that have been audited by McGladrey & Pullen, LLP and Porter Keadle Moore, LLP, independent certified public accountants. This information should be read in conjunction with management's discussion and analysis of financial condition and results of operation.

                                                   2003       2002       2001
                                                 ---------  ---------  ---------
AT YEAR END:                            (in thousands, except share and per share data)
  Securities available for sale                  $ 29,470   $ 20,896   $ 22,984
  Loans, net                                      258,660    209,926    122,660
  Loans held for sale                               1,824      2,811      2,208
  Total assets                                    337,395    250,005    171,612
  Deposits                                        289,080    206,731    150,066
  Total shareholders' equity                       32,229     31,249     17,300

AVERAGE BALANCES:
  Loans                                           249,045    171,441     90,904
  Earning assets                                  279,078    198,466    113,338
  Assets                                          293,110    208,603    116,910
  Deposits                                        254,253    180,876     98,498
  Shareholders' equity                             29,331     19,977     16,935

RESULTS OF OPERATIONS:
  Net interest income                               7,747      5,084      3,380
  Provision for loan losses                         2,335      1,308      1,200
  Other income                                      3,198      1,575        673
  Other expenses                                    7,211      5,148      3,454
  Net earnings                                        978         58         70

PER SHARE DATA:
  Net earnings per share                         $   0.33   $   0.03   $   0.04
  Diluted net earnings per share                     0.32       0.03       0.04

KEY PERFORMANCE RATIOS:
  Return on average equity                           3.33%      0.29%      0.41%
  Return on average assets                           0.33%      0.03%      0.06%
  Average equity to average assets                  10.01%      9.60%     14.50%
  Average loans to average deposits                 97.95%     94.80%     92.30%
  Net spread                                         2.32%      2.06%      1.98%
  Net interest margin                                2.78%      2.56%      2.98%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of Nicolet Bankshares, Inc. (referred to herein as "Nicolet") and its subsidiary Nicolet National Bank ("the Bank"), collectively during the three years ended December 31, 2003. This commentary should be read in conjunction with the financial statements and the related notes and the other statistical information included elsewhere in this report, as well as with an understanding of Nicolet's short operating history.

EXECUTIVE  SUMMARY

The year 2003 was an exciting year for Nicolet as we continued our growth in assets, earnings and people. Total assets increased from $250 million to $337 million and net earnings increased from $58,000 to $978,000. We also added 21 employees during 2003 to bring the total to an equivalent of 65 employees. Our investment in high quality banking professionals in our northeastern Wisconsin banking marketplace has allowed us to position Nicolet as a well respected financial service provider and competitor. Our growth also allowed us to further leverage our existing capital.

Our earnings showed improvement in 2003 as we made significant progress in managing our net interest income. We reduced our cost of funds 86 basis points by increasing core deposits and repricing brokered deposits, which assisted in raising our net interest margin 22 basis points. Additionally, we enjoyed strong performance from our non-interest income contributors, including an outstanding year in the mortgage lending area, continued core growth and profitability in the trust area, and earnings contribution from initiating brokerage services. We believe, however, that we are likely to experience a decrease in mortgage lending volume and associated non-interest income in 2004 as a result of the stabilized or increased mortgage interest rates.

An area of improvement needed in our core banking activities relates to asset quality. In 2003, we dealt with several credit-related issues that were generated during the early phases of our start-up. The impact in 2003 resulted in provisions for loan losses of $2.3 million and net charge-offs of $1.9 million, or .75% of average loans outstanding during the year, representing an increase of $1.0 million, or 79%, in the provision for loan losses, compared to 2002. While we have been operating in a less than positive and vibrant economic environment, these percentage losses are higher than we should expect to experience in the future, given our focus on strict underwriting standards, continuous management and monitoring of our portfolio, and expansion of our lending and risk management staff.

Finally, our increased investment in human capital in 2003 should enable us to further expand our physical presence in 2004. Using our December 2003 acquisition of our Menominee, Michigan branch as a base, we plan to bolster our presence in our northern Michigan market area. In our Brown County, Wisconsin market, we plan to add a full service branch facility in a dynamic DePere location, and we are designing and building a new downtown facility in Green Bay, Wisconsin.

CRITICAL  ACCOUNTING  POLICIES

Our accounting and financial reporting policies conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Following is a description of the accounting policies that we have deemed "critical". In determining which accounting policies are "critical" in nature, we have identified the policies that require significant judgment or involve complex estimates. The application of these policies has a significant impact on our consolidated financial statements. Financial results could differ significantly if different judgments or estimates are applied.

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

Our allowance for loan losses has two basic components: (1) specific loss estimates for individually classified and impaired loans, and (2) general loss estimates on loans for which no impairment has been identified and large groups of smaller balance homogeneous loans. Specific loss estimates on individual loans include subjective evaluations related to secondary sources of repayment for the loan, which are principally collateral liquidation. The general loss allocations use historical loss ratio experience, which may not be indicative of the actual losses present in the loan portfolio at a given point in time.

While the basic methodology of our loan loss allowance estimation process has not changed, we continuously re-evaluate the use of historical loss factors, national and local economic trends, credit concentrations and other relevant factors in determining the adequacy of the allowance for loan loss. Because Nicolet has a relatively short operating history, historical trends specific to the Company do not necessarily provide sufficient information to judge the adequacy of the allowance for loan losses. Therefore, management considers industry trends, peer comparisons and regulatory position in addition to historical experience in its evaluation.

This estimation process associated with the allowance for loan losses can have significant effects in the estimated loan loss expense of a given period. Generally, the allowance for loan losses increases as the outstanding balance of loans increase or the level of classified or impaired loans increases. Loans or portions of loans that are deemed uncollectible are charged against and reduce the allowance. The allowance is replenished by means of a provision for loan losses that is charged as an expense against net interest income. As a result, our estimate of the allowance for loan losses affects our earnings directly.

See "Provision and Allowance for Loan Losses" below for additional information on the calculation of the allowance for loan losses.


BACKGROUND

The Bank opened on November 1, 2000 with a single office in Green Bay, Wisconsin. The Bank has experienced extraordinary growth in Green Bay, growing to $337 million in assets by December 31, 2003. As a result of this success, management chose to expand the Bank's product lines, geographic areas and employee base. Toward that end, the Bank opened an office in Marinette, Wisconsin on October 15, 2001, offering community banking and full trust and investment management services. The Bank also added employees in lending and infrastructure roles to support this growth, and in 2003 further diversified its product offerings by initiating brokerage services and acquiring a branch in Menominee, Michigan . While these strategic moves have had an adverse financial impact in the short term, they should provide for earnings enhancement in the long term.

The Bank reorganized into a holding company structure on June 6, 2002 and subsequently raised an additional $13.6 million in a follow-on offering. Nicolet contributed the proceeds of the offering to the Bank to support the expansion activities described above.

INCOME  STATEMENT  REVIEW

Nicolet reported net earnings for the year ended December 31, 2003 of $978,000 as compared to $58,000 for the year ended December 31, 2002. Pretax earnings increased $1.2 million to $1.4 million for 2003, compared to 2002. Nicolet's improved pretax performance was reflective of the growth in earning assets, an increase in net interest income, secondary market mortgage fee income, fees from trust services, and gains from sales of investment securities, offset by the impact of providing for future losses associated with current loan growth as well as certain current problem credits, along with general growth in overhead expenses. Net interest income was $ 7.7 million in 2003 compared to $5.1 million in 2002. Other income increased approximately $1.6 million to $3.2 million for the year ended December 31, 2003. Other expenses for the year ended 2003 totaled $7.2 million compared to $5.1 million in 2002.

In 2003, average earning assets increased to $279 million, or 95% of total average assets. This increase was primarily due to the increase in loans outstanding. Average loans outstanding for 2003 were $249 million, while average interest bearing liabilities for 2003 increased to $236 million.

Net  interest  income  is  the single largest contributor to Nicolet's earnings.
Net interest income is the interest Nicolet earns on loans and investments reduced by the interest paid on deposit accounts. The banking industry uses two key ratios to measure relative profitability of net interest income, net interest rate spread and net interest margin. The net interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest bearing liabilities. The interest rate spread eliminates the impact of non-interest bearing deposits and gives a direct perspective on the effect of market interest rate movements. The net interest margin is defined as net interest income as a percent of average total earning assets and takes into account the positive impact of investing non-interest bearing deposits.

Nicolet's net interest spread was 2.32% in 2003, while the net interest margin was 2.78%, compared to a net interest spread of 2.06% and a net interest margin of 2.56% in 2002. The increase in both spread and margin reflect significant effort extended in making improvements in this area. Nicolet's increase in the net interest margin was primarily attributable to the reduction in its cost of funding sources, as the average cost of interest bearing liabilities decreased from 3.92% in 2002 to 3.06% in 2003. This decline was reflective of the change in the mix of our deposit base as we grew the percentage of core deposits to total deposits as well as certain larger brokered deposits issued at higher rates being replaced with lower cost funds associated with a different interest rate environment. The following table shows the relationship between interest income and expense and the average balances of interest earning assets and interest bearing liabilities.

TABLE  1
AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS
(in  thousands)
                                                    2003                             2002                       2001
                                        -----------------------------  -----------------------------  ---------------------------
                                        AVERAGE    INCOME/    YIELD/    AVERAGE    INCOME/   YIELD/   AVERAGE   INCOME/   YIELD/
                                        BALANCE    EXPENSE     RATE     BALANCE    EXPENSE    RATE    BALANCE   EXPENSE    RATE
                                        --------  ---------  --------  ---------  ---------  -------  --------  --------  -------
ASSETS:
Federal funds sold                       $5,004      49       0.98%     $5,604       91       1.62%      -         -         -
Interest bearing deposits                1,200       30       2.50%      1,178       15       1.27%      -         -         -
Investment securities
Taxable                                  20,569      781      3.80%     20,085       817      4.07%    12,092     616      5.09%
Tax-exempt                               3,260       145      4.45%       158         6       4.08%      -         -         -
Loans                                   249,045    14,006     5.62%     171,441    10,937     6.38%    90,904    7,189     7.91%
                                        --------  ---------  --------  ---------  ---------  -------  --------  --------  -------
  Total interest earning assets         279,078    15,011     5.38%     198,446    11,866     5.98%   113,338    8,282     7.31%
                                                  ---------                       ---------                     --------
All other assets                         14,032                         10,137                         3,572
                                        --------                       ---------                      --------
Total assets                            $293,110                       $208,603                       116,910
                                        ========                       =========                      ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest bearing demand and money
  market deposits                       $35,353     $493      1.39%     $20,293      364      1.79%    13,826     522      3.78%
Saving deposits                          1,881       17       0.90%      1,272       16       1.26%     436        9       2.06%
Time deposits                           191,151     6,626     3.47%     143,924     6,292     4.37%    76,727    4,345     5.66%
Repurchase agreements and Federal
  funds
    purchased                            7,599       79       1.04%      7,408       108      1.46%     1,025       25     2.43%
                                        --------  ---------  --------  ---------  ---------  -------  --------  --------  -------
Total interest bearing liabilities      235,984     7,215     3.06%     172,897     6,780     3.92%    92,014    4,901     5.33%
                                                  ---------                       ---------                     --------
Noninterest-bearing deposits             25,868                         15,388                          7,509
Other liabilities                         1,927                            341                            452
Shareholders' equity                     29,331                         19,977                         16,935
                                        --------                       ---------                      --------

  Total liabilities and shareholders
    equity                              $293,110                       $208,603                       $116,910
                                        ========                       =========                      ========
Net interest spread                                $7,796     2.32%                $5,086     2.06%     $3,381             1.98%

Net interest margin on average earning
assets                                                        2.78%                           2.56%                        2.98%

Tax equivalent adjustment on
investments                                         $(49)                           $(2)

Net interest income/margin                         $7,747                          $5,084                        $3,381

Non-accrual loans and the interest income that was recorded on these loans, if any, are included in the yield calculation for all periods reported.

Nicolet purchased tax-exempt securities in 2002. As such, yields are presented on a tax equivalent basis for 2003 and 2002. Nicolet had no tax-exempt securities in 2001 and, as such, pre-tax yields equal tax equivalent yields.

The following table shows the relative impact on net income of changes in the average balances (volume) of interest earning assets and interest bearing liabilities and the rates earned and paid by Nicolet on such assets and liabilities. Variances resulting from a combination of changes in rate and volume are allocated in proportion to the absolute dollar amounts of the change in such category.

TABLE  2
CHANGES  IN  INTEREST  INCOME  AND  EXPENSE
(in  thousands)
                                                         INCREASE (DECREASE) DUE TO CHANGES IN:
                                                     2003 OVER 2002                2002 OVER 2001
                                                ---------------------------  ---------------------------
                                                 VOLUME     RATE     TOTAL    VOLUME     RATE     TOTAL
                                                --------  --------  -------  --------  --------  -------
INTEREST INCOME ON:
Loans (including loan fees)                     $ 4,343   $(1,274)  $3,069   $ 5,358   $(1,610)  $3,748
Investment securities:
Taxable                                              (1)      (35)     (36)      344      (143)     201
Tax-exempt                                           88         4       92        15         -       15
Interest-bearing deposits                            12         3       15         4         -        4
Federal funds sold and commercial paper              (9)      (33)     (42)     (160)     (226)    (386)
                                                --------  --------  -------  --------  --------  -------

    Total interest earning assets                 4,433    (1,335)   3,098     5,561    (1,979)   3,582
                                                --------  --------  -------  --------  --------  -------

INTEREST EXPENSE ON:
Deposits:
  Interest-bearing demand and money market          224       (95)     129       184      (342)    (158)
  Savings                                             6        (5)       1        12        (5)       7
  Time                                            1,803    (1,469)     334     3,117    (1,170)   1,947
Federal funds purchased repurchase agreements         3       (32)     (29)       97       (14)      83
                                                --------  --------  -------  --------  --------  -------

    Total interest-bearing liabilities            2,036    (1,601)     435     3,410    (1,531)   1,879
                                                --------  --------  -------  --------  --------  -------

INCREASE IN NET INTEREST INCOME                 $ 2,397   $   266   $2,663   $ 2,151   $  (448)  $1,703
                                                ========  ========  =======  ========  ========  =======

OTHER  INCOME  AND  EXPENSES

For the years ended December 31, 2003 and 2002, other income totaled $3.2 million and $1.6 million, respectively. The primary components of other income in 2003 are the secondary market mortgage fee income totaling $1.4 million which represented an increase of $700,000 when compared to 2002; fees from trust services totaling $608,000, which represented an increase of $257,000 when compared to 2002; fees from service charges on deposit accounts totaling $506,000, which represented an increase of $251,000 when compared to 2002; and gains from the sale of investment securities in 2003 totaling $295,000, compared to a net loss of $3,000 in 2002. The increase experienced as a result of the strong mortgage originations and refinances was due to the attractive home mortgage interest rate environment, while the other increases were more indicative of Nicolet's efforts at successfully expanding its product line, specifically in the trust, investment management and brokerage business lines.

Other expenses totaled $7.2 million and $5.1 million for the years ended December 31, 2003 and 2002, respectively. The primary component of other expense was salary and employee benefits expense, which totaled $3.8 million and $2.7 million for the same respective periods. The increase in salary and employee benefit expense is attributable to the efforts associated with our expansion of our human capital in the additional personnel hired to accommodate the growth in assets. Additionally, occupancy and equipment expense increased in 2003 by $155,000 when compared to 2002, largely as a result of the increased costs for the additional office space needed for the Green Bay facility. Other operating expense totaled $1.6 million for the year ended December 31, 2003 as compared to $1.0 million for the year ended December 31, 2002, which is in line with Nicolet's growth.

The provision for loan losses of $2.3 million was a significant increase over the $1.3 million allocated in 2002. While core loan growth was partially responsible for this increase, the recognition and resolution of certain problem credits largely contributed to the increase. However, Nicolet's approach to identifying and dealing with problem credits on a proactive basis is deemed to be more beneficial on a long-term basis. (See discussion in Provision and Allowance for Loan Losses below)

INCOME  TAXES

Total income tax expense was $421,000 in 2003 compared with $145,000 in 2002. The primary reason for the increase in taxes was the increase in pretax income from $203,000 in 2002 to $1.4 million in 2003. The Company's effective tax rate was 30.09% in 2003.


BALANCE  SHEET  OVERVIEW

During 2003, average total assets increased $85 million (41%) over 2002. Average deposits increased $73 million (41%) in 2003 over 2002. Average loans increased $78 million (45%) in 2003 over 2002.

At December 31, 2003, assets totaled $337 million as compared to $250 million as of December 31, 2002. For the same periods, total deposits increased to $289 million from $207 million, respectively, while gross loans increased to $262 million from $213 million, respectively. Shareholders' equity totaled $32 million at December 31, 2003, an increase of $1 million when compared to the balance as of December 31, 2002.


INVESTMENTS

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

The following table shows the carrying value of securities, by security type, as of December 31, 2003, 2002, and 2001:

TABLE  3
INVESTMENT  PORTFOLIO
(in  thousands)
                                        2003     2002     2001
                                       -------  -------  -------
United States treasuries and agencies  $18,265  $12,064  $15,316
Mortgage-backed securities               3,129    7,507    7,168
Municipal securities                     7,576      825        -
Trust Preferred securities                 500      500      500
                                       -------  -------  -------

                                       $29,470  $20,896  $22,984
                                       =======  =======  =======

The following table presents the expected maturity of the total securities portfolio by maturity date and average yields based on amortized cost at December 31, 2003. The composition and maturity/repricing distribution of the securities portfolio is subject to change depending on rate sensitivity, capital and liquidity needs.

TABLE  4
EXPECTED  MATURITY  OF  SECURITIES
(in  thousands)

                                   UNITED STATES     MORTGAGE-                  TRUST     WEIGHTED
                                  TREASURIES AND     BACKED      MUNICIPAL    PREFERRED   AVERAGE
MATURITIES AT DECEMBER 31, 2003:     AGENCIES      SECURITIES   SECURITIES   SECURITIES    YIELDS
--------------------------------  ---------------  -----------  -----------  -----------  --------
Within 1 year                     $         4,000  $         -  $         -  $         -     3.41%
After 1 through 5 years                    14,265            -          835            -     2.94%
After 5 through 10 years                        -            -        6,741            -     4.46%
After 10 years                                  -        3,129            -          500     4.74%
                                  ---------------  -----------  -----------  -----------  --------

                                  $        18,265  $     3,129  $     7,576  $       500     3.57%
                                  ===============  ===========  ===========  ===========  ========

Mortgage backed securities are included in the maturities categories in which they are anticipated to be repaid based on scheduled maturities. Yields are calculated on a tax equivalent yield basis.

At December 31, 2003, there were no investment securities of any issuer other than the U.S. government or its agencies or corporations that were in excess of 10% of stockholders' equity.

LOAN  PORTFOLIO

Since loans typically provide higher interest yields than do other types of earning assets, Nicolet's intent is to channel a substantial percentage of its earning assets into loans. Nicolet separates its loans into two categories: portfolio loans and loans held for sale. Portfolio loans are permanent loans booked, serviced, and held to maturity. Loans held for sale are originated and presold to institutional investors. Loans held for sale typically remain on Nicolet's books for two to three weeks. Total net portfolio loans outstanding at December 31, 2003 and 2002 were $259 million and $210 million, respectively.

Major classifications of portfolio loans (in thousands) as of December 31, 2003, 2002, 2001 and 2000 are summarized as follows:

TABLE  5
LOAN  PORTFOLIO
(in  thousands)
                                              2003                 2002                 2001               2000
                                        -------------------  -------------------  -------------------  ------------------
                                                  PERCENT              PERCENT              PERCENT             PERCENT
                                         AMOUNT   OF TOTAL    AMOUNT   OF TOTAL   AMOUNT    OF TOTAL   AMOUNT   OF TOTAL
                                        --------  ---------  --------  ---------  --------  ---------  -------  ---------
Commercial, financial and agricultural  $148,975     56.91%  $132,042     62.11%  $ 71,753     57.74%  $20,114     78.63%
Commercial real estate                    59,201     22.62%    45,946     21.62%    35,279     28.39%    3,561     13.92%
Real estate                               44,900     17.15%    28,873     13.58%    13,205     10.63%    1,411      5.52%
Consumer                                   8,693      3.32%     5,719      2.69%     4,023      3.24%      496      1.93%
                                        --------  ---------  --------  ---------  --------  ---------  -------  ---------

Total loans                              261,769    100.00%   212,580    100.00%   124,260    100.00%   25,582    100.00%
                                                  =========            =========            =========           =========
Less:  Allowance for loan losses           3,109                2,653                1,600                 400
                                        --------             --------             --------             --------

                                        $258,660             $209,927             $122,660             $25,182
                                        ========             ========             ========             ========

The major component of Nicolet's loan portfolio was commercial loans, which represented 79.5% and 83.7% of the loan portfolio as of December 31, 2003 and 2002, respectively.

Our loan portfolio, which equaled 89% of average earnings assets during 2003, is primarily comprised of commercial loans. Constituting 80% of average loans and growing by $30 million during 2003, the commercial loan portfolio represents loans to business interests generally located within our market area. Approximately 72% of the commercial loan portfolio is primarily secured by business assets such as accounts receivable, inventory, and equipment, with the remaining generally secured by real estate properties. The continued significant concentration of the loan portfolio in commercial loans and the overall rapid growth of this portion of our lending business is consistent with our strategy of focusing a substantial amount of our efforts on "business" banking. Corporate and business lending continues to be an area of expertise for our senior management team and our commercial lenders. Of each of the loan categories that we originate, commercial loans are most efficiently originated and managed, thus limiting overhead costs by necessitating the attention of fewer full-time employees. Our commercial lending business also affords us the greatest opportunity to generate the greatest amount of local deposits and serve as a significant source of core demand deposits.

Table 6 identifies the maturities of commercial loans as of December 31, 2003 and addresses the sensitivity of these loans to changes in interest rates.

TABLE  6
LOAN  PORTFOLIO  MATURITY
(in  thousands)
                         FIXED   VARIABLE
                       INTEREST  INTEREST
                         RATES    RATES    TOTAL
                         ------  -------  -------
COMMERCIAL:
Within 1 year            19,810   67,578   87,388
1 to 5 years             24,788   36,199   60,988
After 5 years                 -      599      599
                         ------  -------  -------

                         44,598  104,376  148,975
                         ======  =======  =======

COMMERCIAL REAL ESTATE:
Within 1 year             5,661   24,044   29,705
1 to 5 years             17,161   11,455   28,616
After 5 years                 -      881      881
                         ------  -------  -------

                         22,822   36,380   59,201
                         ======  =======  =======

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Cash collections on impaired loans are credited to the loan receivable balance and no interest income is recognized on those loans until the principal balance is current. It is our policy to classify loans as non-accrual generally when they are past due in principal or interest payments for more than 90 days or it is otherwise not reasonable to expect collection of principal and interest under the original terms. Exceptions are allowed for 90 day past due loans when such loans are well secured and in process of collection. Generally, payments received on non-accrual loans are applied directly to principal.

TABLE 7- NON-PERFORMING IMPAIRED ASSETS
(Dollars  in  thousands)

                                                      2003     2002   2001   2000
                                                     -------  ------  -----  -----
Impaired loans                                       $4,241   1,893      -      -
Loans 90 days or more past due and still accruing         -       -      -      -
                                                     -------  ------  -----  -----

Total non-performing impaired loans                   4,241   1,893      -      -
All other real estate owned                               -       -      -      -
All other repossessed assets                              -       -      -      -
                                                     -------  ------  -----  -----

Total non-performing impaired assets                 $4,241   1,893      -      -
                                                     =======  ======  =====  =====

Allowance provided for impaired loans                $1,680     300      -      -

Average investment in impaired loans                 $7,596   1,960      -      -

AS A PERCENT OF TOTAL LOANS AT YEAR END:
Impaired loans                                         1.62%   0.90%  0.00%  0.00%
Loans 90 days or more past due and still accruing      0.00%   0.00%  0.00%  0.00%
Total non-performing impaired assets                   1.62%   0.90%  0.00%  0.00%

NONACCRUAL LOANS:
Outstanding balance                                  $2,417   2,263      -      -
Interest income, if recognized on contractual terms  $  187      47      -      -
Interest income recognized and collected             $    -       -      -      -

Four loan relationships totaling $4.19 million account for most of the impaired loans. Management is actively pursing remedies to eliminate and/or otherwise minimize any additional negative financial impact that might occur from these and any other nonaccrual loans.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing. Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans.

To the best of management's knowledge, there are no significant potential problem loans that have not been disclosed in the table above. The negative trend noted in nonperforming impaired loans is primarily related to four loans and is not considered a systemic problem in the loan portfolio.

PROVISION  AND  ALLOWANCE  FOR  LOAN  LOSSES

Nicolet has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential credit problems. Additions to the allowance for loan losses are made to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio.

Approximately 80% of our loan portfolio at December 31, 2003 consisted of commercial loans, compared to 83% at December 31, 2002. Using standard industry codes, we periodically analyze our loan position with respect to our borrowers' industries to determine if a concentration of credit risk exists to any one or more industries. We do have a meaningful credit exposure of loans outstanding, plus unfunded lines of credit, to operators of nonresidential buildings at December 31, 2003 and 2002. Credit exposure to operators of nonresidential buildings approximated $38.5 million at December 31, 2003 and $39.7 million at December 31, 2002. The $38.5 million concentration at December 31, 2003 included approximately 75 relationships whose owners are well-known to Nicolet and its management team. We evaluate our exposure level to these industry groups periodically in order to determine if additional allowance allocations are warranted. At December 31, 2003 and December 31, 2002, we determined that we did not have any excessive exposure to any single industry which would warrant additional allowance allocations.

As of December 31, 2003, the allowance for loan losses was $3.1 million, or 1.19% of outstanding portfolio loans, as compared to $2.7 million or 1.25% of outstanding portfolio loans as of December 31, 2002. Management attempts to maintain an allowance that is deemed adequate based on the evaluation of specific credits along with the overall condition of the portfolio.

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

While it is Nicolet's policy to charge off in the current period loans for which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise. After review of all relevant matters affecting loan collectibility, management believes that the allowance for loan losses is appropriate given their analysis of incurred loan losses.

Nicolet utilizes an internal loan review function to place loans into various loan grading categories which assists in developing lists of potential problem loans. These loans are constantly monitored by the loan review function to ensure early identification of deterioration. Our credit policies establish guidelines to manage credit risk and asset quality. These guidelines include loan review and early identification of problem loans to provide effective loan portfolio administration. The credit policies and procedures are meant to minimize the risk and uncertainties inherent in lending. In following these policies and procedures, we must rely on estimates, appraisals and evaluations of loans and the possibility that changes in these could occur quickly because of changing economic conditions. Identified problem loans, which exhibit characteristics (financial or otherwise) that could cause the loans to become nonperforming or require restructuring in the future, are included on the internal "Watch List." Senior management reviews this list regularly, and the resulting information is reviewed with the Board monthly.

An analysis of the overall credit quality of the loan portfolio and the adequacy of the allowance for loan losses is prepared by the Bank's credit administration personnel and presented to the Bank's Loan Committee and Board of Directors on a regular basis. The allowance is the total of specific reserves allocated to significant individual credits plus a general reserve. After individual loans with specific allocations have been deducted, the general reserve is calculated by applying general reserve percentages to risk grades within the portfolio.
The general reserve percentages are determined by management based on its evaluation of losses inherent in the various risk grades of loans. The allowance for loan losses is established through charges to expense in the form of a provision for loan losses. Loan losses and recoveries are charged and credited directly to the allowance.

The provision for loan losses was $2.3 million, $1.3 million and $1.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. For the year ended December 31, 2003, Nicolet experienced approximately $1.96 million of charge-offs, net of recoveries of $78,000.

The following table presents a summary of changes in the allowance for loan losses for each of the past four years:

TABLE  8
ALLOWANCE  FOR  LOAN  LOSSES
(in  thousands)
                                                                  DECEMBER 31,
                                                       --------------------------------
                                                         2003     2002     2001   2000
                                                       --------  -------  ------  -----
Balance at beginning of year                           $ 2,653   $1,600   $  400  $   -
Charge-offs:
  Commercial, financial and agricultural                 1,796       37        -      -
  Commercial real estate                                     -      175        -      -
  Real estate                                                -        -        -      -
  Consumer                                                 161       43        -      -
                                                       --------  -------  ------  -----

                                                         1,957      255        -      -
                                                       --------  -------  ------  -----
Recoveries:
  Commercial, financial and agricultural                    51        -        -      -
  Commercial real estate                                     -        -        -      -
  Real estate                                                -        -        -      -
  Consumer                                                  27        -        -      -
                                                       --------  -------  ------  -----

                                                            78        -        -      -
                                                       --------  -------  ------  -----

Net charge-offs                                         (1,878)    (255)       -      -
                                                       --------  -------  ------  -----

Additions charged to operations                          2,335    1,308    1,200    400
                                                       --------  -------  ------  -----

Balance at end of year                                 $ 3,110   $2,653   $1,600  $ 400
                                                       ========  =======  ======  =====

Ratio of net charge-offs during the
period to average loans outstanding during the period     0.75%    0.15%       0      0

Management charged off loans totaling $1.9 million and $255,000, net of recoveries, as uncollectible during 2003 and 2002, respectively. The large increase in the 2003 amount was the result of four large commercial loan relationships that totaled $1.7 million, or 86% of the total amount charged off, as well as continued softening in the economy and isolated instances of specific business problems.

ALLOCATION  OF  ALLOWANCE  FOR  LOAN  LOSSES

The following table shows the allocation of the allowance for loan losses as of December 31, 2003 to the extent specific allocations have been determined relative to particular loans.

TABLE  9
ALLOCATION  OF  ALLOWANCE  FOR  LOAN  LOSSES
(in  thousands)

                                                       % OF EACH
                                         ALLOWANCE    CATEGORY TO
                                           AMOUNT     TOTAL LOANS
                                        ------------  ------------
Commercial, financial and agricultural  $      1,582        56.91%
Commercial real estate                           638        22.62%
Real estate                                      472        17.15%
Consumer                                          83         3.32%
                                        ------------

                                               2,775
Unallocated                             $        335
                                        ------------

                                        $      3,110       100.00%
                                        ============  ============

The above allocations are not intended to imply limitations on usage of the allowance. The entire allowance is available for any loan losses without regard to loan type. The allocated portion of the allowance amounted to $2.8 million at December 31, 2003. Of this total, 61.5% related to specific allocations and 39.5% related to formula allocations. Prior to 2003, Nicolet had chosen not to specifically identify and allocate portions of the allowance based on the lack of seasoning of its loan portfolio.

LOANS  AVAILABLE  FOR  SALE

In order to minimize Nicolet's exposure on available for sale loans, Nicolet pre-sells all of its available for sale mortgage loans to investors prior to funding. At December 31, 2003, Nicolet had total loans available for sale of $1.8 million compared to $2.8 million at December 31, 2002. All loans classified as available for sale are recorded at the lower of cost or market.

BANK  OWNED  LIFE  INSURANCE

Bank owned life insurance ("BOLI") policies increased from $3.8 million at December 31, 2002 to $7.1 million on December 31, 2003, an increase of $3.3 million. Approximately $3.0 million of the increase is due to the purchase of bank owned life insurance policies for selected officers during 2003, with the remainder of the increase associated with the increased value in cash surrender value of the policies during the year. These single premium whole life insurance policies have a positive impact on noninterest income due to the income recognition relating to the increase in cash surrender value

DEPOSITS

Core deposits, which exclude time deposits of $100,000 or more and brokered deposits, provide a relatively stable funding source for Nicolet's loan portfolio and other earning assets. Nicolet's core deposits as of December 31, 2003 were $115 million, an increase over the $60 million as of December 31, 2002.

The maturity distribution of Nicolet's time deposits of $100,000 or more as of December 31, 2003 is as follows (in thousands):

TABLE  10
TIME  DEPOSITS  $100,000  AND  GREATER
(in  thousands)

Three months or less              $ 26,528
Over three through twelve months    71,305
Over twelve months                  76,336
                                  --------

        Total                     $174,169
                                  ========

During 2003 certificates of deposit obtained from customers located outside of our market area increased by $23 million, and represented 50.6% of average total liabilities during 2003. At December 31, 2003, out-of-area deposits totaled $146.8 million. Out-of-area deposits consist primarily of certificates of deposit placed by deposit brokers for a fee, but also include certificates of deposit obtained from the deposit owners directly. The owners of the out-of-area deposits include individuals, businesses and governmental units located throughout the country. Out-of-area deposits are utilized to support our asset growth, and are generally a lower cost source of funds when compared to the interest rates that would have to be offered in the local market to generate a sufficient level of funds. During most of 2003, rates paid on new out-of-area deposits were slightly below rates paid on new certificates of deposit issued to local customers. In addition, the overhead costs associated with the out-of-area deposits are considerably less than the overhead costs that would be incurred to administer a similar level of local deposits. Although local deposits have and are expected to increase as new business, consumer and governmental deposit relationships are established and as existing customers increase the balances in their deposit accounts, our relatively high reliance on out-of-area deposits will likely remain.

Securities sold under agreements to repurchase ("repurchase agreements") increased $3.8 million and equaled 2.4% of average total liabilities during 2003. As part of our sweep account program, collected funds from certain business noninterest-bearing checking accounts are invested in overnight interest-bearing repurchase agreements. Although not considered a deposit account and therefore not afforded federal deposit insurance, the repurchase agreements have characteristics very similar to those of interest-bearing checking deposit accounts.

Information  concerning  securities  sold  under  agreements  to  repurchase  is
--------------------------------------------------------------------------------
summarized  as  follows:
------------------------

                                                       2003      2002
                                                     --------  --------
                                                   (Amounts in thousands)

Average daily balance during year                    $ 6,353   $ 6,391
Average daily interest rate                             0.93%     1.38%

Maximum month-end balance during the year            $14,591   $12,178
Weighted average rate as of Dec 31                      0.76%     1.01%

Fair value of securities underlying the agreements
  at year end                                        $12,207   $ 8,118

LIQUIDITY

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

Primary sources of liquidity are a stable base of deposits, Nicolet's ability to raise deposits through its network of deposit brokers, our borrowing ability through the Federal Home Loan Bank, scheduled repayments on loans, and interest and maturities of investments. All securities have been classified as available-for-sale. If necessary, Nicolet has the ability to sell a portion of its investment securities to manage its interest sensitivity gap or liquidity. Nicolet also may utilize its cash and due from banks and federal funds sold to meet liquidity needs.

At December 31, 2003, Nicolet had arrangements with a correspondent and commercial banks for short term unsecured advances up to $20.5 million. As of December 31, 2003, Nicolet had no outstanding balances under these arrangements.

At December 31, 2003, brokered certificates of deposit approximated $146.8 million. We issue these brokered certificates through several different brokerage houses based on competitive bid. Typically, these funds are for varying maturities from six months to three years and are issued at rates which are competitive to rates we would be required to pay to attract similar deposits from the local market as well as rates for Federal Home Loan Bank advances of similar maturities. We consider these deposits to be a ready source of liquidity under current market conditions.

Nicolet's cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Cash and cash equivalents increased $26 million for a total of $33 million at December 31, 2003, compared with a decrease of $11.5 million for December 31, 2002. The increase is primarily attributable to the acquisition of the Menominee, Michigan branch that generated $10.8 million in cash, along with overall balance sheet growth. Cash provided by operations totaled $3.9 million in 2003, representing an increase of $2.2 million compared to 2002, as a result primarily of increased earnings as well as increases in other operating activities such as the allowance for loan losses that doesn't require a current outlay of cash. Net cash provided by financing activities in 2003 totaled $74.6 million, which was primarily made up of $70.8 million of increased deposits. Outflows from investing activities totaled $52.5 million, most of which was net loan increases and purchases of investment securities available for sale during 2003 of $51.1 million and $16.2 million, respectively.

CAPITAL  ADEQUACY

Nicolet is subject to various regulatory capital requirements administered by the federal banking agencies. As of December 31, 2003, Nicolet maintained capital ratios in the "well capitalized" classification. Additionally, based on Nicolet's most recent notification from the regulators, Nicolet was deemed to be well capitalized. For additional information, see footnote 11 of Nicolet's audited consolidated financial statements.

The following tables present Nicolet Bankshares, Inc. and Nicolet National Bank's regulatory capital position at December 31, 2003 and 2002.

TABLE  11
CAPITAL  RATIOS
                                                  2003                  2002              2001
                                         ---------------------  ---------------------  ----------
                                         CONSOLIDATED    BANK   CONSOLIDATED    BANK   BANK ONLY
                                         -------------  ------  -------------  ------  ----------
Tier 1 Capital                                  11.60%  11.20%         14.10%  12.30%      12.60%
Tier 1 Capital minimum requirement               4.00%   4.00%          4.00%   4.00%       4.00%
                                         -------------  ------  -------------  ------  ----------

Excess                                           7.60%   7.20%         10.10%   8.30%       8.60%
                                         =============  ======  =============  ======  ==========

Total Capital                                   12.70%  12.30%         15.10%  13.50%      13.80%
Total Capital minimum requirement                8.00%   8.00%          8.00%   8.00%       8.00%
                                         -------------  ------  -------------  ------  ----------

Excess                                           4.70%   4.30%          7.10%   5.50%       5.80%
                                         =============  ======  =============  ======  ==========

Tier 1 Capital to adjusted total assets
(Ratio                                           9.90%   9.50%         14.90%  13.20%      10.70%
Minimum leverage requirement                     4.00%   4.00%          4.00%   4.00%       4.00%
                                         -------------  ------  -------------  ------  ----------

                                                 5.90%   5.50%         10.90%   9.20%       6.70%
                                         =============  ======  =============  ======  ==========

We are contemplating a joint venture with a real estate development and investment firm in connection with the selection and development of a site for a new headquarters facility. Although the terms of this arrangement have not yet been negotiated, we anticipate that the joint venture would involve a 50% ownership and an investment of approximately $500,000 on standard commercial terms, reached through arms-length negotiation. We anticipate that the project will be complete in the second quarter of 2005.

RETURN  ON  ASSETS  AND  STOCKHOLDERS'  EQUITY
The following table shows return on assets (net income divided by average total assets), return on equity (net income divided by average stockholders' equity), dividend payout ratio (dividends declared per share divided by net income per share) and stockholders' equity to asset ratio (average stockholders' equity divided by average total assets) for the years ended December 31, 2003, 2002 and 2001.

TABLE  12  -  EQUITY  RATIOS

                                YEARS ENDED DECEMBER 31,
                                   2003   2002    2001
                                  ------  -----  ------
Return on average assets           0.33%  0.03%   0.06%
Return on average equity           3.33%  0.29%   0.41%
Dividend payout ratio              0.00%  0.00%   0.00%
Average equity to average assets  10.01%  9.60%  14.50%

RATE  SENSITIVITY

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

In the normal course of business, we are exposed to market risk arising from fluctuations in interest rates. Nicolet manages its exposure to fluctuations in interest rates through policies established by the Asset/Liability Committee
("ALCO") of the Bank. ALCO measures and evaluates the interest rate risk so that we can meet customer demands for various types of loans and deposits. ALCO determines the most appropriate amounts of on-balance sheet and off-balance sheet items. Measurements which we use to help us manage interest rate sensitivity include an earnings simulation model and gap analysis computations. These measurements are used in conjunction with competitive pricing analysis.

     Earnings simulation model. We believe that interest rate risk is best measured by our earnings simulation modeling. Forecasted levels of earning assets, interest-bearing liabilities, and off-balance sheet financial instruments are combined with ALCO forecasts of interest rates for the next 12 months and are combined with other factors in order to produce various earnings simulations. To limit interest rate risk, we have guidelines for our earnings at risk which seek to limit the variance of net income to less than 10 percent for a 200 basis point change up or down in rates from management's most likely interest rate forecast over the next twelve months.

     Gap analysis. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed; for example, within three months or one year. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

Each of the above analyses may not, on its own, be an accurate indicator of how our net interest income will be affected by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps and floors") which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the maturity of certain instruments. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates. ALCO reviews each of the above interest rate sensitivity analysis along with several different interest rate scenarios as part of its responsibility to provide a satisfactory, consistent level of profitability within the framework of established liquidity, loan, investment, borrowing, and capital policies.

INTEREST  RATE  SENSITIVITY  ANALYSIS

The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the liability mix of the balance sheet, there should be a focus on expanding the various funding sources. The interest rate sensitivity position as of December 31, 2003 is presented in the following table. The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity. The table may not be indicative of Nicolet's rate sensitivity position at other points in time.

TABLE  13
INTEREST  RATE  GAP  SENSITIVITY
(in  thousands)

                                                                                     AT DECEMBER 31, 2003
                                                                                   MATURING OR REPRICING IN
                                                            ----------------------------------------------------------------
                                                                          THREE       FOUR
                                                                        MONTHS OR   MONTHS TO   1 TO 5     OVER 5
                                                            IMMEDIATE     LESS      12 MONTHS    YEARS      YEARS     TOTAL
----------------------------------------------------------  ---------  -----------  ---------  ---------  --------  --------
INTEREST-EARNING ASSETS:
  Interest-bearing deposits with
    other banks                                             $    223   $        -          -          -         -   $    223
  Federal funds sold                                          14,663                       -          -         -    14,663
  Investment securities                                            -            -      4,000     15,100    10,370     29,470
  Loans held for sale                                          1,824            -          -          -         -      1,824
  Loans                                                      175,033       15,948     34,799     35,989         -    261,769
  Other investments                                                -            -          -          -     1,372      1,372
                                                            ---------  -----------  ---------  ---------  --------  --------

    Total interest-earning assets                            191,743       15,948     38,799     51,089    11,742    309,321
                                                            ---------  -----------  ---------  ---------  --------  --------
INTEREST-BEARING LIABILITIES:
  Demand and savings deposits                                 51,973            -          -          -         -     51,973
  Time deposits                                                    -       30,446     80,912     84,084       115    195,557
  Federal funds purchased and retail repurchase agreements    14,591            -          -          -         -     14,591
                                                            ---------  -----------  ---------  ---------  --------  --------

    Total interest-bearing liabilities                        66,564       30,446     80,912     84,084       115    262,121
                                                            ---------  -----------  ---------  ---------  --------  --------

Interest sensitive difference per period                     125,179      (14,498)   (42,113)   (32,995)   11,627     47,200
                                                            ---------  -----------  ---------  ---------  --------  --------

Cumulative interest sensitivity difference                  $125,179   $  110,681   $ 68,568   $ 35,573   $47,200
                                                            =========  ===========  =========  =========  ========

Cumulative difference to total assets                          37.10%       32.80%     20.32%     10.54%    13.99%
                                                            =========  ===========  =========  =========  ========

As indicated in the table above, during the first year approximately 68% of the interest bearing liabilities will reprice within one year while 80% of the interest earning assets will reprice within the same period. The table also highlights that Nicolet is asset sensitive in the first 12 months (as indicated by a positive gap) and cumulatively asset sensitive for the remainder of the periods (as indicated by a positive gap). This means that during a period of rising interest rates, Nicolet's net interest income would tend to increase. Nicolet relies on brokered deposits as a core funding source. Rates paid on such accounts are viewed by management as significantly less expensive over time than market-based rates such as those paid on non-core deposits.

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

INTEREST  RATE  MANAGEMENT

The objective of Nicolet's interest rate risk management strategies is to identify and manage the sensitivity of net interest income to changing interest rates, in order to achieve the overall financial goals.

Nicolet manages its exposure to fluctuations in interest rates through policies established by ALCO. ALCO meets monthly and has the responsibility for approving asset/liability management policies, formulating and implementing strategies to improve balance sheet positioning and/or earnings and reviewing the interest rate sensitivity of Nicolet.


OFF-BALANCE  SHEET  COMMITMENTS

Nicolet also uses derivative financial instruments to improve the balance between interest-sensitive assets and interest-sensitive liabilities and as one tool to manage our interest rate sensitivity while continuing to meet the credit and deposit needs of our customers. In order to assist in achieving the desired level of interest rate sensitivity, the Bank entered into off-balance sheet contracts during 2003 that are considered derivative financial instruments. The contract consists of an interest rate swap agreement under which the Bank pays a variable rate and receives a fixed rate. At December 31, 2003, the interest rate swap contract outstanding was accounted for as a cash flow hedge. Under the agreement, the Bank receives 5.06% and pays 4.25% (based on the prime rate at December 31, 2003) on a notional amount of $15 million. The swap agreement matures in November 2005. Management believes that the risk associated with using this type of derivative financial instrument to mitigate interest rate risk should not have any material unintended impact on Nicolet's financial condition or results of operations.

For other off-balance sheet commitments, see Note 9 to the Consolidated Financial Statements.

IMPACT  OF  INFLATION  AND  CHANGING  PRICES

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

     -    Unexpected  interest  rate  fluctuations  and other market conditions.

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

     - Other risks and uncertainties as detailed from time to time in Nicolet's filings with the Securities and Exchange Commission.