Form 10KSB, Exhibit 13
period 2003-12-31
NICOLET BANKSHARES INC
filed 2004-03-30
CIK 1174850

McGladrey  &  Pullen
Certified Public Accountants






NICOLET  BANKSHARES,  INC.
AND  SUBSIDIARY



Consolidated  Financial  Statements
12.31.2003





McGladrey  &  Pullen,  LLP is a member firm of RSM
International, an affiliation of separate and independent legal entities.

NICOLET BANKSHARES, INC. AND SUBSIDIARY



CONTENTS

Independent  Auditor's  Report                                              1-2

Financial  Statements

  Consolidated  Balance  Sheets                                            3
  Consolidated  Statements  of  Operations                                 4
  Consolidated  Statements  of  Changes  in  Stockholders'  Equity         5
  Consolidated  Statements  of  Cash  Flows                                6-7
  Notes  to  Consolidated  Financial  Statements                           8-29

McGladrey  &  Pullen
Certified Public Accountants




INDEPENDENT  AUDITOR'S  REPORT



To the Stockholders and Board of Directors
Nicolet Bankshares, Inc. and Subsidiary
Green Bay, Wisconsin


We have audited the accompanying consolidated balance sheet of Nicolet Bankshares, Inc. and subsidiary as of December 31, 2003, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nicolet Bankshares, Inc. and subsidiary as of December 31, 2003, and the results of their operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



                                                     /s/ McGladrey & Pullen, LLP



Madison, Wisconsin
February 5, 2004






McGladrey & Pullen, LLP is a member firm of RSM
International, an affiliation of separate and independent legal entities.

                               [GRAPHIC  OMITED]

                            Porter Keadle Moore, LLP
                            ------------------------




               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Stockholders and Board of Directors
Nicolet Bankshares, Inc.
Green Bay, Wisconsin


We have audited the accompanying consolidated balance sheet of Nicolet Bankshares, Inc. and subsidiary as of December 31, 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nicolet Bankshares, Inc. and subsidiary as of December 31, 2002, and the results of their operations and their cash flows for the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.


/s/ Porter Keadle Moore, LLP

Atlanta, Georgia
January 31, 2003

NICOLET BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002


ASSETS                                                                          2003           2002
--------------------------------------------------------------------------------------------------------
Cash and due from banks, including reserve requirements
  of $882,000 and $426,000                                                  $ 18,099,866   $  5,886,787
Interest-bearing deposits                                                        223,487        738,945
Federal funds sold                                                            14,663,000        386,000
                                                                            ----------------------------

      Cash and cash equivalents                                               32,986,353      7,011,732

Investment securities available for sale                                      29,470,177     20,895,945
Other investments                                                              1,371,850      1,084,908
Loans held for sale                                                            1,824,469      2,811,129
Loans, net                                                                   258,659,867    209,926,688
Premises and equipment, net                                                    2,890,851      2,478,148
Bank owned life insurance                                                      7,085,249      3,841,551
Accrued interest receivable and other assets                                   3,105,932      1,955,284
                                                                            ----------------------------

                                                                            $337,394,748   $250,005,385
                                                                            ============================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits:
    Demand                                                                  $ 41,549,434   $ 17,602,152
    Money market and NOW accounts                                             47,429,460     25,226,094
    Savings                                                                    4,544,131      1,353,903
    Time                                                                     195,556,737    162,549,183
                                                                            ----------------------------
      Total deposits                                                         289,079,762    206,731,332

  Repurchase agreements                                                       14,590,810     10,831,089
  Accrued interest payable and other liabilities                               1,495,370      1,194,439
                                                                            ----------------------------

      TOTAL LIABILITIES                                                      305,165,942    218,756,860
                                                                            ----------------------------

Stockholders' equity:
  Common stock, $0.01 par value, 30,000,000 shares authorized;
    2,951,154 and 2,946,820 shares issued and outstanding at December 31,
    2003 and 2002, respectively                                                   29,511         29,468
  Additional paid-in capital                                                  32,105,443     32,062,146
  Accumulated (deficit)                                                          (75,772)    (1,053,741)
  Accumulated other comprehensive income                                         169,624        210,652
                                                                            ----------------------------

      TOTAL STOCKHOLDERS' EQUITY                                              32,228,806     31,248,525
                                                                            ----------------------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $337,394,748   $250,005,385
                                                                            ============================


See  Notes  to  Consolidated  Financial  Statements.

NICOLET  BANKSHARES,  INC.  AND  SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001


                                                               2003          2002         2001
                                                            -----------  ------------  -----------
Interest income:
  Loans, including loan fees                                $14,006,460  $10,937,269   $7,189,015
  Investment securities                                         877,319      821,347      615,904
  Interest-bearing deposits                                      29,504       15,104            -
  Federal funds sold                                             49,035       82,670      414,219
  Other                                                               -        8,006       62,593
                                                            -----------  ------------  -----------
      TOTAL INTEREST INCOME                                  14,962,318   11,864,396    8,281,731
                                                            -----------  ------------  -----------

Interest expense:
  Money market and NOW accounts                                 492,804      363,477      521,946
  Savings and time deposits                                   6,643,416    6,308,352    4,353,893
  Other                                                          79,245      108,492       25,454
                                                            -----------  ------------  -----------
      TOTAL INTEREST EXPENSE                                  7,215,465    6,780,321    4,901,293
                                                            -----------  ------------  -----------

      NET INTEREST INCOME                                     7,746,853    5,084,075    3,380,438

  Provision for loan losses                                   2,335,000    1,308,250    1,200,000
                                                            -----------  ------------  -----------
      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES     5,411,853    3,775,825    2,180,438
                                                            -----------  ------------  -----------

Other income:
  Service charges on deposit accounts                           505,292      254,528      119,334
  Fees from trust services                                      608,499      351,196       81,776
  Mortgage fee income                                         1,415,042      708,366      348,280
  Brokerage fee income                                          119,845            -            -
  Securities gains (losses), net                                295,282       (3,144)     121,895
  Other                                                         254,253      264,398        1,867
                                                            -----------  ------------  -----------
      TOTAL OTHER INCOME                                      3,198,213    1,575,344      673,152
                                                            -----------  ------------  -----------

Other expenses:
  Salaries and employee benefits                              3,839,630    2,703,548    1,803,851
  Occupancy and equipment                                       853,456      698,271      438,588
  Data processing fees                                          382,021      357,561      235,764
  Professional fees                                             297,235      215,821       64,595
  Advertising and marketing                                     199,646      156,560      185,174
  Other operating                                             1,638,925    1,016,516      725,899
                                                            -----------  ------------  -----------
      TOTAL OTHER EXPENSES                                    7,210,913    5,148,277    3,453,871
                                                            -----------  ------------  -----------

      INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)       1,399,153      202,892     (600,281)

  Income tax expense (benefit)                                  421,184      144,644     (670,467)
                                                            -----------  ------------  -----------

      NET INCOME                                            $   977,969  $    58,248   $   70,186
                                                            ===========  ============  ===========

Basic earnings per share                                    $      0.33  $      0.03   $     0.04
                                                            ===========  ============  ===========

Diluted earnings per share                                  $      0.32  $      0.03   $     0.04
                                                            ===========  ============  ===========

Weighted average shares outstanding                           2,948,668    2,130,730    1,845,987
                                                            ===========  ============  ===========

Weighted average common and equivalent common
  shares outstanding                                          3,042,218    2,175,241    1,845,987
                                                            ===========  ============  ===========


See Notes to Consolidated Financial Statements.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

                                                                                          Accumulated
                                                               Additional                    Other
                                                     Common     Paid-In     Accumulated  Comprehensive
                                                     Stock      Capital     (Deficit)    Income (Loss)      Total
                                                    --------  -----------  ------------  --------------  ------------
Balance, December 31, 2000                          $ 18,460  $18,441,410  $(1,182,175)  $      11,911   $17,289,606
                                                                                                         ------------
  Comprehensive income:
    Net income                                             -            -       70,186               -        70,186
    Change in net unrealized gains (losses) on
      securities available for sale, net of tax            -            -            -        (133,718)     (133,718)
    Reclassification adjustment for gains (losses)
      included in income, net of tax                       -            -            -          73,625        73,625
                                                                                                         ------------
        COMPREHENSIVE INCOME                                                                                  10,093
                                                    --------  -----------  ------------  --------------  ------------

Balance, December 31, 2001                            18,460   18,441,410   (1,111,989)        (48,182)   17,299,699
                                                                                                         ------------
  Comprehensive income:
    Net income                                             -            -       58,248               -        58,248
    Change in net unrealized gains on
      securities available for sale, net of tax            -            -            -         260,733       260,733
    Reclassification adjustment for gains
      included in income, net of tax                       -            -            -          (1,899)       (1,899)
                                                                                                         ------------
        COMPREHENSIVE INCOME                                                                                 317,082
                                                                                                         ------------
    Exercise of stock options                              8        8,322            -               -         8,330
    Proceeds from stock offering, net of
      offering costs of $126,586                      11,000   13,612,414            -               -    13,623,414
                                                    --------  -----------  ------------  --------------  ------------

Balance, December 31, 2002                            29,468   32,062,146   (1,053,741)        210,652    31,248,525
                                                                                                         ------------
  Comprehensive income
    Net income                                             -            -      977,969               -       977,969
    Change in net unrealized gains (losses) on
      securities available for sale, net of tax            -            -            -        (218,197)     (218,197)
    Reclassification adjustment for gains (losses)
      included in income, net of tax                       -            -            -         177,169       177,169
                                                                                                         ------------
        COMPREHENSIVE INCOME                                                                                 936,941
                                                                                                         ------------
    Exercise of stock options                             43       43,297            -               -        43,340
                                                    --------  -----------  ------------  --------------  ------------

BALANCE, DECEMBER 31, 2003                          $ 29,511  $32,105,443  $   (75,772)  $     169,624   $32,228,806
                                                    ========  ===========  ============  ==============  ============


See  Notes  to  Consolidated  Financial  Statements.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001


                                                                                  2003           2002            2001
----------------------------------------------------------------------------  -------------  -------------  --------------
Cash Flows From Operating Activities:
  Net income                                                                  $    977,969   $     58,248   $      70,186
  Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
      Depreciation, amortization, and accretion                                    633,945        563,542         291,923
      Provision for loan losses                                                  2,335,000      1,308,250       1,200,000
      Provision for deferred taxes                                                 132,990       (278,975)       (701,191)
      Securities (gains) losses, net                                              (295,282)         3,144        (121,895)
      Stock dividends                                                              (25,192)             -               -
      Increase in cash surrender value of bank owned life insurance               (243,698)      (199,758)              -
      Increase (decrease) in:
        Accrued interest receivable and other assets                              (906,098)       (34,205)     (1,179,263)
        Accrued interest payable and other liabilities                             299,867        905,683         392,856
        Loans held for sale                                                        986,660       (603,479)     (2,207,650)
                                                                              -------------  -------------  --------------

          NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                    3,896,161      1,722,450      (2,255,034)
                                                                              -------------  -------------  --------------

Cash Flows From Investing Activities (net of effect of branch acquisition):
  Purchases of investment securities available for sale                        (16,169,472)   (13,450,240)    (28,608,434)
  Proceeds from sales in investment securities available for sale                6,473,179      9,724,844       7,147,872
  Proceeds from calls and maturities of investment securities
    available for sale                                                           1,283,478      6,161,321       4,468,822
  Purchases of other investments                                                  (261,750)      (279,908)       (250,000)
  Net change in loans                                                          (51,068,179)   (88,574,714)    (98,678,418)
  Purchase of bank owned life insurance                                         (3,000,000)    (3,641,793)              -
  Purchase of premises and equipment                                              (566,164)      (601,282)     (1,750,969)
  Cash acquired in branch acquisition, net of premium paid                      10,782,922              -               -
                                                                              -------------  -------------  --------------

          NET CASH USED IN INVESTING ACTIVITIES                                (52,525,986)   (90,661,772)   (117,671,127)
                                                                              -------------  -------------  --------------

Cash Flows From Financing Activities:
  Net increase in deposits                                                      70,801,385     56,665,137     122,869,536
  Net increase in repurchase agreements                                          3,759,721      7,152,310       3,678,779
  Exercise of stock options                                                         43,340          8,330               -
  Proceeds from the sale of common stock                                                 -     13,623,414               -
                                                                              -------------  -------------  --------------

          NET CASH PROVIDED BY FINANCING ACTIVITIES                             74,604,446     77,449,191     126,548,315
                                                                              -------------  -------------  --------------

          NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  25,974,621    (11,490,131)      6,622,154

Cash and cash equivalents
  Beginning                                                                      7,011,732     18,501,863      11,879,709
                                                                              -------------  -------------  --------------

  Ending                                                                      $ 32,986,353   $  7,011,732   $  18,501,863
                                                                              =============  =============  ==============

(Continued)

NICOLET BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

                                                                       2003         2002        2001
                                                                   ------------  ----------  -----------
Supplemental Disclosures of Cash Flow Information,
  cash paid during the year for:
Interest                                                           $ 7,036,225   $6,289,998  $4,617,268
Income taxes                                                           825,302      211,500      19,512

Supplemental Schedules of Noncash Investing Activities:
  Change in accumulated other comprehensive income,
       unrealized gains (losses) on available-for-sale securities  $   (41,028)  $  258,834  $  (60,093)
  Deposit liabilities assumed in branch acquisition                 11,547,045            -           -
  Assets acquired in branch acquisition, other than cash and cash      764,123            -           -
equivalents


See  Notes  to  Consolidated  Financial  Statements.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature  of  Banking  Activities:  Nicolet  Bankshares,  Inc. was incorporated on
-------------------------------
April 5, 2000. Effective June 6, 2002, Nicolet Bankshares received approval to become a one-bank holding company owning 100% of the stock of Nicolet National Bank.

The consolidated income of Nicolet Bankshares, Inc. (the Company) is principally from the income of its wholly owned subsidiary, Nicolet National Bank (the
Bank). The Bank grants primarily commercial loans in its trade area of northeastern Wisconsin, but also grants residential and consumer loans, accepts deposits and provides trust services to its customers. The Bank is subject to competition from other financial institutions and nonfinancial institutions providing financial products. Additionally the Company and the Bank are subject to the regulations of certain regulatory agencies and undergo periodic examination by those regulatory agencies.

Consolidation:  The consolidated financial statements of the Company include the
-------------
accounts of the Bank. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Use  of Estimates:  In preparing consolidated financial statements in conformity
-----------------
with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate and deferred tax assets. The fair value disclosure of financial instruments is an estimate that can be computed within a range.

Presentation of Cash Flows:  For purposes of reporting cash flows, cash includes
--------------------------
cash on hand, amounts due from banks and federal funds sold. Cash flows from loans, deposits, and short-term borrowings are treated as net increases or decreases.

Cash  and  Due  From Banks:  The Bank maintains amounts due from banks which, at
--------------------------
times, may exceed federally insured limits. Management monitors these correspondent relationships. The Bank has not experienced any losses in such accounts.

Available-for-Sale  Securities:  Securities classified as available-for-sale are
------------------------------
those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital consideration, and other similar factors. Securities classified as available-for-sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in accumulated other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  1.   NATURE  OF  BUSINESS  AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Available-for-Sale  Securities  (Continued):  Declines  in  the  fair  value  of
-------------------------------------------
available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities recorded on the trade date and are determined using the specific identification method.

Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities classified as available-for-sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Other  Investments:  As  a  member  of  the  Federal Reserve Bank System and the
------------------
Federal Home Loan Bank System, the Bank is required to maintain an investment in the capital stock of these entities. As no ready market exists for these stocks, and they have no quoted market value, these investments are carried at cost.

Loans:  Loans  are  stated  at  the  amount  of  unpaid principal, reduced by an
-----
allowance for loan losses. Interest income is accrued on the unpaid principal balance. The accrual of interest income on loans is discontinued when, in the opinion of management, there is reasonable doubt as to the borrower's ability to meet payment of interest or principal when they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Accrual of interest is generally resumed when the customer is current on all principal and interest payments and has been paying on a timely basis for a period of time.

Mortgage  Loans  Held for Sale:  Mortgage loans originated and intended for sale
------------------------------
in the secondary market are carried at the lower of cost or estimated market value in the aggregate. All sales are made without recourse. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes, if any, in the valuation allowance are included in the determination of net income in the period in which the change occurs. The Bank has recorded no valuation allowance related to its mortgage loans held for sale as their cost approximates the market value.

Mortgage banking income represents net gains from the sale of mortgage loans and fees received from borrowers and loan investors related to the Company's origination of single-family residential mortgage loans. Gains and losses from the sale of loans are determined using the specific identification method.

Allowance for Loan Losses:  The allowance for loan losses is established through
-------------------------
a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is adequate to cover probable credit losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance is based on past events and current economic conditions, and does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  1.   NATURE  OF  BUSINESS  AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses (Continued):  Impaired loans are measured based on the
-------------------------------------
present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Cash collections on impaired loans are credited to the loan receivable balance and no interest income is recognized on those loans until the principal balance is current.

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

In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require the Bank to make additions to the allowance for loan losses based on their judgments of collectibility based on information available to them at the time of their examination.

Credit  Related  Financial  Instruments:  In the ordinary course of business the
---------------------------------------
Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

Transfers  of Financial Assets:  Transfers of financial assets are accounted for
------------------------------
as sales, only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of the right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  1.   NATURE  OF  BUSINESS  AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Derivative  Financial  Instruments and Hedging Activities:  In the normal course
---------------------------------------------------------
of business, the Company enters into derivative contracts to manage interest rate risk by modifying the characteristics of the related balance sheet instruments in order to reduce the adverse effect of changes in interest rates. All derivative financial instruments are recorded at fair value in the financial statements.

On the date a derivative contract is entered into, the Company designates the derivative as a fair value hedge, a cash flow hedge, or a trading instrument. Changes in the fair value of instruments used as fair value hedges are accounted for in the earnings of the period simultaneous with accounting for the fair value change of the item being hedged. Changes in the fair value of the effective portion of cash flow hedges are accounted for in other comprehensive income rather than earnings. Changes in fair value of instruments that are not intended as a hedge are accounted for in the earnings of the period of the change.

The Company formally documents all hedging relationships, including an assessment that the derivative instruments are expected to be highly effective in offsetting the changes in fair values or cash flows of the hedged items.

Premises  and  Equipment:  Premises  and  equipment  are  stated  at  cost, less
------------------------
accumulated depreciation. Provisions for depreciation are computed on straight-line and accelerated methods over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases. Cost incurred for maintenance and repairs are expensed currently.

Other  Real  Estate Owned:  Other real estate owned, acquired through partial or
-------------------------
total satisfaction of loans, is carried at the lower of cost or fair value less cost to sell. At the date of acquisition, losses are charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

Intangible  Assets:  Deposit  base  premiums, representing the cost of acquiring
------------------
deposits from other financial institutions, are being amortized by charges to earnings over five years using the straight-line method. Amortization of deposit base premiums for 2003 was minimal.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  1.   NATURE  OF  BUSINESS  AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Repurchase  Agreements:  Repurchase  agreements  are  with  commercial  deposit
----------------------
customers, and are treated as financing activities and are carried at the amounts that will be subsequently repurchased as specified in the respective agreements.

Stock-based  Compensation  Plan:  At  December  31,  2003,  the Company sponsors
-------------------------------
stock-based compensation plans, which is described more fully in Note 7. The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in the net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                  Year Ended December 31,
                                                --------------------------
                                                  2003     2002     2001
                                                --------  -------  -------
Net income, as reported                         $977,969  $58,248  $70,186
Deduct total stock-based employee compensation
  expense determined under fair-value based
  method for all awards, net of tax effects       66,520   34,774   66,524
                                                --------  -------  -------

      PRO FORMA NET INCOME                      $911,449  $23,474  $ 3,662
                                                ========  =======  =======

Basic earnings per share:
  As reported                                   $   0.33  $  0.03  $  0.04
  Pro forma                                         0.31     0.01        -
Diluted earnings per share:
  As reported                                   $   0.32  $  0.03  $  0.04
  Pro forma                                         0.30     0.01        -

In determining compensation cost using the Minimum Value method prescribed in Statement No. 123, the value of each grant is estimated at the grant date with the following weighted-average assumptions used for grants in 2003, 2002, and 2001, respectively: dividend yield of 0 percent for all three years; blended risk-free interest rates of 3.5 percent, 3 percent, and 3 percent; and expected lives of 7 years, respectively.

Income  Taxes:  The  Company  files a consolidated federal income tax return and
-------------
individual subsidiary state income tax returns. Accordingly, amounts equal to tax benefits of those companies having taxable federal losses or credits are reimbursed by the other companies that incur federal tax liabilities.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  1.   NATURE  OF  BUSINESS  AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Amounts provided for income tax expense are based on income reported for financial statement purposes and do not necessarily represent amounts currently payable under tax laws. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Trust  Assets:  Property  held  for customers in fiduciary or agency capacities,
-------------
other than cash on deposit at the Bank, is not included in the accompanying balance sheets, since such items are not assets of the Company.

Comprehensive  Income:  Accounting  principles generally require that recognized
---------------------
revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Earnings  Per Share:  Basic earnings per share are based on the weighted average
-------------------
number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The presentation of earnings per share is required on the face of the statement of operations with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants.

                                                           Per Share
                                         Income    Shares    Amount
                                        --------  ---------  -------
2003
  Earnings per share - basic            $977,969  2,948,668  $  0.33
                                                             =======
  Effect of options                            -     93,550
                                        --------  ---------

          Earnings per share - diluted  $977,969  3,042,218  $  0.32
                                        ========  =========  =======

2002
  Earnings per share - basic            $ 58,248  2,130,730  $  0.03
                                                             =======
  Effect of options                            -     44,511
                                        --------  ---------

          Earnings per share - diluted  $ 58,248  2,175,241  $  0.03
                                        ========  =========  =======

For 2001, net earnings per share equaled diluted earnings per share, as there were no common stock equivalents outstanding during the year, since the exercise price for the stock options equaled the estimated market value of the stock throughout the year. Potential dilutive options and warrants totaled 359,500 as of December 31, 2001.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  2.   BUSINESS  COMBINATION

On December 5, 2003, Nicolet National Bank acquired the Menominee, Michigan banking facility of Republic Bank, headquartered in Lansing, Michigan (the "Republic Branch") for a total purchase price of $765,187, which was all paid in cash. The resulting net assumption of liabilities was funded by cash transferred from Republic Bank to Nicolet National Bank. The results of the Republic Branch have been included in the consolidated financial statements since December 5, 2003.

The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition:

 Cash                       $    81,386
 Premises and equipment         415,000
 Deposit intangible             350,187
                            -----------

 Total assets acquired          846,573
                            -----------


 Deposits                    11,547,045
 Other liabilities                1,064
                            -----------

 Total liabilities assumed   11,548,109
                            -----------

 Net liabilities assumed    $10,701,536
                            ===========

The deposit intangible is subject to amortization and has a weighted-average useful life of approximately 5 years. There was no goodwill recorded for this transaction.


NOTE  3.   INVESTMENT  SECURITIES  AVAILABLE-FOR-SALE

Amortized costs and fair values of investment securities available-for-sale are summarized on the following page.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  3.   INVESTMENT  SECURITIES  AVAILABLE-FOR-SALE

Amortized costs and fair values of investment securities available-for-sale are summarized as follows:

                                                         December 31, 2003
                                         ----------------------------------------------------
                                                         Gross         Gross
                                          Amortized    Unrealized    Unrealized      Fair
                                            Cost         Gains        (Losses)       Value
                                         -----------  ------------  ------------  -----------
U.S. Treasury securities                 $14,152,953  $    123,932  $   (16,721)  $14,260,164
U.S. government agencies                   3,949,392        55,608            -     4,005,000
State, county, and municipal securities    7,491,510        84,467            -     7,575,977
Mortgage-backed securities                 3,093,615        38,010       (2,589)    3,129,036
Trust preferred securities                   500,000             -            -       500,000
                                         -----------  ------------  ------------  -----------

                                         $29,187,470  $    302,017  $   (19,310)  $29,470,177
                                         ===========  ============  ============  ===========

                                                           December 31, 2002
                                         ----------------------------------------------------
                                                         Gross         Gross
                                          Amortized    Unrealized    Unrealized      Fair
                                            Cost         Gains        (Losses)       Value
                                         -----------  ------------  ------------  -----------

U.S. Treasury securities                 $ 9,747,688  $    225,368  $         -   $ 9,973,056
U.S. government agencies                   2,077,940        13,310            -     2,091,250
State, county, and municipal securities      825,833         1,309       (1,883)      825,259
Mortgage-backed securities                 7,393,397       112,983            -     7,506,380
Trust preferred securities                   500,000             -            -       500,000
                                         -----------  ------------  ------------  -----------

                                         $20,544,858  $    352,970  $    (1,883)  $20,895,945
                                         ===========  ============  ============  ===========


In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of investment securities. The market value of investment securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2003, all unrealized losses in the investment securities portfolio were for debt securities. From the December 31, 2003 tables above, none of the 11 securities issued by state and political subdivisions contained unrealized losses and 6 out of 17 securities issued by U.S. Government agencies and Government sponsored corporations, including mortgage-backed securities, contained unrealized losses. One of the securities with an unrealized loss as of December 31, 2003 was purchased during 2003 and the other five securities were in an unrealized gain position at December 31, 2002; therefore, all unrealized losses at December 31, 2003 have been continuous for less than twelve months. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  3.   INVESTMENT  SECURITIES  AVAILABLE-FOR-SALE  (CONTINUED)

The amortized cost and fair value of investment securities available-for-sale by contractual maturity at December 31, 2003 are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the following summary.

                                          Amortized      Fair
                                            Cost         Value
                                         -----------  -----------
                                          (Amounts in thousands)
Due in less than one year                $ 3,999,527  $ 4,000,000
Due in one year through five years        14,928,103   15,100,039
Due after five years through ten years     6,666,225    6,741,102
Due after ten years                          500,000      500,000
Mortgage-backed securities                 3,093,615    3,129,036
                                         -----------  -----------

                                         $29,187,470  $29,470,177
                                         ===========  ===========

Securities with a carrying value of $14,853,000 and $20,060,000 as of December 31, 2003 and 2002, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Proceeds from sales of securities available-for-sale during 2003, 2002 and 2001 were $6,473,179, $9,724,844 and $7,147,872, respectively. Gross gains of
$295,282, $3,218, and $121,895 were realized on these sales in 2003, 2002 and
2001, respectively, and gross losses of $6,362 were realized on these sales for 2002.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  4.   LOANS

Major classifications of loans as of December 31 were as follows:

                                             2003          2002
                                         ------------  ------------
Commercial, financial, and agricultural  $148,974,730  $132,041,541
Commercial real estate                     59,201,490    45,946,139
Real estate                                44,900,383    28,872,949
Consumer                                    8,692,791     5,719,049
                                         ------------  ------------
                                          261,769,394   212,579,678
  Less allowance for loan losses            3,109,527     2,652,990
                                         ------------  ------------

      Net loans                          $258,659,867  $209,926,688
                                         ============  ============

Practically all of the Bank's loans, commitments, and standby letters of credit have been granted to customers in the Bank's market area. Although the Bank has a diversified loan portfolio, the ability of their debtors to honor their contracts is dependent on the economic conditions of the counties surrounding the Bank.

Changes in the allowance for loan losses for the years ended December 31, are presented as follows:

                                                  2003         2002         2001
                                              ------------  -----------  ----------
Balance at beginning of year                  $ 2,652,990   $1,600,000   $  400,000
  Provision charged to operations               2,335,000    1,308,250    1,200,000
  Loans charged off                            (1,956,649)    (255,330)           -
  Recoveries on loans previously charged off       78,186           70            -
                                              ------------  -----------  ----------

Balance at end of year                        $ 3,109,527   $2,652,990   $1,600,000
                                              ============  ===========  ==========

The following is a summary of information pertaining to impaired loans as of December 31:

                                                    2003        2002
                                                 ----------  ----------
Impaired loans for which an allowance has been
  provided                                       $4,241,168  $1,892,748
Impaired loans for which no allowance has been
  provided                                                -           -
                                                 ----------  ----------

Total loans determined to be impaired            $4,241,168  $1,892,748
                                                 ==========  ==========

Allowance provided for impaired loans, included
  in the allowance for loan losses               $1,680,000  $  300,000
                                                 ==========  ==========

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  4.   LOANS  (CONTINUED)

                                                    2003        2002
                                                 ----------  ----------

Average investment in impaired loans             $7,596,054  $1,960,184
                                                 ==========  ==========

Interest income recognized and collected on a
  cash basis on impaired loans                   $        -  $        -
                                                 ==========  ==========

It is management's policy to place loans (commercial, residential, and or installment) on nonaccrual when principal and interest is past due 90 days or more. Such loans may continue on accrual only when they are both well secured and in the process of collection. Nonaccruing loans totaled $2,417,000 and $2,263,000 as of December 31, 2003 and 2002, respectively. Interest income in the amount of $187,144, $47,182 and none would have been earned on the nonaccrual loans had they been performing in accordance with their original terms during the years ended December 31, 2003, 2002,and 2001 respectively. No interest was collected on nonaccrual loans and included in income for the years ended December 31, 2003, 2002, and 2001. Additionally, there were no loans past due 90 days or more and still accruing interest at December 31, 2003, 2002 and 2001.

The Company conducts transactions with its directors and officers, including companies in which they have a beneficial interest, in the normal course of business. It is policy to comply with federal regulations that require that these transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans to other persons.

The following is a summary of activity for these loans for 2003 and 2002:

                       2003          2002
                   ------------  ------------
Beginning balance  $ 6,796,657   $ 2,940,323
Advances             7,089,369     6,594,903
Repayments          (9,475,475)   (2,738,569)
                   ------------  ------------

Ending balance     $ 4,410,551   $ 6,796,657
                   ============  ============

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  5.   PREMISES  AND  EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation as of December 31, are summarized as follows:

                                     2003        2002
                                  ----------  ----------
Land                              $  263,110  $  113,110
Building                           1,075,502     855,502
Leasehold improvements               635,082     547,878
Furniture and equipment            2,228,541   1,704,581
                                  ----------  ----------
                                   4,202,235   3,221,071
  Less accumulated depreciation    1,311,384     742,923
                                  ----------  ----------

    Total premises and equipment  $2,890,851  $2,478,148
                                  ==========  ==========

Depreciation expense amounts to approximately $568,000, $458,000, and $294,000 in 2003, 2002, and 2001, respectively.


NOTE  6.   DEPOSITS

The aggregate amount of time deposits, each with a minimum denomination of $100,000, was approximately $174,169,000 and $148,898,000 at December 31, 2003
and 2002, respectively. For each of these years, approximately $146,778,000 and $123,730,000, respectively, represented brokered deposits.

At December 31, 2003, the scheduled maturities of time deposits were as follows:

                            Years Ending December 31,
                            -------------------------
                                       2004           $110,786,932
                                       2005             58,997,747
                                       2006             25,036,364
                                       2007                469,417
                                       2008                243,014
                                    Thereafter              23,263
                                                      ------------

                                                     $195,556,737
                                                     =============

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  7.   STOCK  BASED  COMPENSATION

In connection with the Company formation and initial offering, warrants were issued to the organizers. The warrants allow each holder to purchase one additional share of common stock for each share purchased in connection with the initial offering up to a maximum of 7,500 shares. The warrants vest evenly over a three-year period beginning with the date the stock offering was completed and are exercisable for a period of ten years following issuance, but generally no later than three months after ceasing to serve as a director, at the initial offering price of $10 per share. Warrants relating to a total of 90,000 shares were issued and outstanding at both December 31, 2003 and 2002.

During 2000, the Company adopted a Stock Incentive Plan covering up to 285,000 shares of the Company's common stock. During 2002, the Company adopted a second Stock Incentive Plan covering up to 125,000 shares of the Company's common stock. These plans are administered by the Administrative Committee of the Board of Directors and provides for the granting of options to purchase shares of the common stock to officers, directors, and key employees of the Company. The exercise price of each option granted under the plan will not be less than the fair market value of the shares of common stock subject to the option on the date of grant as determined by the Administrative Committee of the Board of Directors. Options will be exercisable in whole or in part upon such terms as may be determined by the committee. Options expire ten years after the date of grant. As of December 31, 2003, a total of 74,333 shares are available for grant from these plans.

Activity of the Incentive Stock Option Plan is summarized in the following table:

                                 Weighted-                                Weighted-
                                 Average                                  Average
                             Fair Value of     Options                    Exercise
                             Option Granted   Outstanding   Exercisable   Price
                             ---------------  ------------  ------------  --------
Balance - December 31, 2000                       209,000              -  $10.00
  Granted                    $          1.84       71,250                  10.00
  Exercise of stock options                             -                      -
  Canceled                                         (9,250)                 10.00
                                              ------------

Balance - December 31, 2001                       271,000         66,833  $10.00
  Granted                    $          2.31       34,500                  12.07
  Exercise of stock options                          (833)                 10.00
  Canceled                                         (3,167)                 10.00
                                              ------------

Balance - December 31, 2002                       301,500        155,000  $10.28
  Granted                    $          2.65       45,500                  12.50
  Exercise of stock options                        (4,334)                 10.00
  Canceled                                         (4,166)                 10.00
                                              ------------

Balance - December 31, 2003                       338,500        246,425  $10.55
                                              ============

These options have a weighted average remaining contractual life of approximately 8 and 9 years as of December 31, 2003.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  8.   INCOME  TAXES

The provision for income taxes included in the accompanying consolidated financial statements for the years ended December 31, consisted of the following:

                                 2003       2002        2001
                               --------  ----------  ----------
Currently payable              $288,194  $ 423,619   $  30,724
Deferred tax expense            132,990   (278,975)   (258,037)
Change in valuation allowance         -          -    (443,154)
                               --------  ----------  ----------

                               $421,184  $ 144,644   $(670,467)
                               ========  ==========  ==========

The differences between the income tax benefit and the amount computed by applying the statutory federal income tax rate to the earnings before income taxes for the years ended December 31, 2003, 2002 and 2001 are included below.

                                                                 2003       2002        2001
                                                               ---------  ---------  ----------
Tax on pretax income at statutory rates                        $475,712   $ 68,983   $  23,863
State income taxes, net of federal effect                        52,780     46,351           -
Utilization of net operating loss carryforward                        -          -    (269,535)
Change in valuation allowance                                         -          -    (443,154)
Tax-exempt interest income                                      (32,386)    (1,314)          -
Non-deductible interest disallowance                              6,960        340           -
Increase in cash surrender value of bank owned life insurance   (82,857)         -           -
Non-deductible business entertainment                            40,579     35,747      18,359
Other, net                                                      (39,604)    (5,463)
                                                               ---------  ---------  ----------

                                                               $421,184   $144,644   $(670,467)
                                                               =========  =========  ==========

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  8.   INCOME  TAXES  (CONTINUED)

The net deferred tax asset included with other assets in the accompanying consolidated balance sheets include the following amounts of deferred tax assets and liabilities:

                                                       2003        2002
                                                    ----------  ----------
Deferred tax assets:
  Allowance for loan losses                         $ 889,982   $ 967,346
  Pre-opening expenses                                 65,546      93,712
  Charitable contributions                                  -      21,037
  Non-accrual loan interest                            37,004      18,502

Deferred tax liabilities:
  Premises and equipment                             (144,288)   (120,431)
  Unrealized gain on securities available for sale   (113,083)   (140,435)
  Other                                                (1,068)          -
                                                    ----------  ----------

    Net deferred tax asset                          $ 734,093   $ 839,731
                                                    ==========  ==========

NOTE  9.   COMMITMENTS  AND  CONTINGENCIES

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, financial guarantees, and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and issuing letters of credit as they do for on-balance-sheet instruments.

A summary of the contract or notional amount of the Company's exposure to off-balance-sheet risk as of December 31 is as follows:

                                         2003         2002
                                      -----------  -----------
Financial instruments whose contract
  amounts represent credit risk:
    Commitments to extend credit      $92,195,000  $52,661,000
    Standby letters of credit           5,943,000    4,003,000

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  9.   COMMITMENTS  AND  CONTINGENCIES  (CONTINUED)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third-party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties. Credit card commitments are unsecured.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral, which may include accounts receivable, inventory, property, equipment, and income-producing properties, supporting those commitments if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third-party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary on the previous page. If the commitment is funded the Bank would be entitled to seek recovery from the customer. At December 31, 2003 and 2002, no amounts have been recorded as liabilities for the Bank's potential obligations under these guarantees.


NOTE  10.   DERIVATIVES  AND  HEDGING  TRANSACTIONS

The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. By using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company.

In November 2003, the Bank entered into an interest rate swap agreement related to floating loans. The swap is utilized to manage interest rate exposures and is designated as a highly effective cash flow hedge. The differential to be paid or received on the swap agreement is accrued as interest rates change and is recognized over the lives of the agreements in interest income/expense. The swap agreement expires in November 2005 and has a rate of 5.06%. The notional amount is $15,000,000. As these instruments age toward maturity and/or the interest rates increase, the loss will be reclassified from accumulated other comprehensive income into earnings. The fair value of the swap agreement as of December 31, 2003 was insignificant, and therefore, has not been recorded in these financial statements.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  11.   REGULATORY  CAPITAL  REQUIREMENTS  AND  RESTRICTIONS  OF  DIVIDENDS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy requires the Company and the Bank to maintain minimum amounts and ratios (set forth in the table on the following page) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the regulatory agencies categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since these notifications that management believes have changed the Bank's category.

The Company's and the Bank's actual capital amounts and ratios as of December 31, 2003 and 2002 are presented in the table on the following page.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  11.   REGULATORY  CAPITAL  REQUIREMENTS  AND  RESTRICTIONS  OF  DIVIDENDS
(CONTINUED)

                                                  For Capital     Capitalized Under
                                                    Adequacy      Prompt Corrective
                                    Actual          Purposes      Action Provisions
                                ---------------------------------------------------
                                Amount   Ratio   Amount   Ratio   Amount   Ratio
                                ---------------------------------------------------
                                               Amounts in Thousands
As of December 31, 2003:
  Total capital
    (to risk-weighted assets):
      Company                   $35,169   12.7%  $22,110    8.0%      N/A
      Bank                       34,088   12.3    22,110    8.0   $27,638   10.0%
  Tier I capital
    (to risk-weighted assets):
      Company                    32,059   11.6    11,055    4.0       N/A
      Bank                       30,978   11.2    11,055    4.0    16,583    6.0
  Tier I capital
    (to average assets):
      Company                    32,059    9.9    13,016    4.0       N/A
      Bank                       30,978    9.5    13,016    4.0    16,270    5.0

As of December 31, 2002:
  Total capital
    (to risk-weighted assets):
      Company                   $33,691   15.1%  $17,791    8.0%      N/A
      Bank                       30,109   13.5    17,791    8.0   $22,238   10.0%
  Tier I capital
    (to risk-weighted assets):
      Company                    31,038   14.1     8,895    4.0       N/A
      Bank                       27,456   12.3     8,895    4.0    13,343    6.0
  Tier I capital
    (to average assets):
      Company                    31,038   14.9     8,339    4.0       N/A
      Bank                       27,456   13.2     8,339    4.0    10,423    5.0

A source of income and funds of the Company are dividends from the Bank. Dividends declared by the Bank that exceed the retained net income for the most current year plus retained net income for the preceding two years must be approved by Federal and State regulatory agencies.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  12.   FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

FASB Statement No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether recognized or not recognized in the balance sheet, for which it is practicable to estimate that value. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than a forced liquidation. Fair value is best-determined base upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and due from banks: The carrying amounts of cash and due from banks equal their fair values.

Federal funds sold: The carrying amounts of Federal funds sold equal their fair values.

Interest-bearing deposits: The carrying amounts of interest-bearing deposits equal their fair values.

Available-for-sale securities: Fair values for securities are based on quoted market prices.

Other Investments: The carrying amounts of other investments equal their fair values.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for all other loans are estimated by discounting contractual cash flows using estimated market discount rates, which reflect the credit and interest rate risk inherent in the loan.

Accrued interest receivable and payable: The carrying amounts of accrued interest receivable and payable equal their fair values.

Deposits: The fair values disclosed for demand deposits (interest and non-interest checking, passbook savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates within the market place.

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  12.   FAIR  VALUE  OF  FINANCIAL  INFORMATION  (CONTINUED)

Short-term borrowings: The carrying amounts of short-term borrowings equal their fair values.

Other borrowings: The fair values of other borrowings are estimated using discounted cash flow analysis based on current interest rates being offered by instruments with similar terms and credit quality.

Off-balance-sheet instruments: The estimated fair value on letters of credit at December 31, 2003 and 2002 was insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at December 31, 2003 and 2002.

The estimated fair values of the Company's financial instruments were as follows:

                                                     2003                 2002
                                             ----------------------------------------------
                                             Carrying    Estimated   Carrying    Estimated
                                              Amount    Fair Value    Amount    Fair Value
                                             ---------  -----------  ---------  -----------
                                                          (Amounts in thousands)
Financial assets:
  Cash and cash equivalents                  $  32,986  $    32,986  $   7,012  $     7,012
  Investment securities available for sale      29,470       29,470     20,896       20,896
  Other investments                              1,372        1,372      1,085        1,085
  Loans held for sale                            1,824        1,824      2,811        2,811
  Loans, net                                   258,660      259,253    209,927      211,213
  Accrued interest receivable                    1,363        1,363        859          859

Financial liabilities:
  Deposits                                     289,080      290,388    206,731      209,108
  Repurchase agreements                         14,591       14,591     10,831       10,831
  Accrued interest payable                         975          975        796          796

Unrecognized financial instruments:
  Commitments to extend credit                       -            -          -            -
  Standby letters of credit                          -            -          -            -
  Guarantees                                         -            -          -            -

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  13.   PARENT  COMPANY  ONLY  FINANCIAL  INFORMATION

The following reflects the Condensed Financial Statements (Parent Company Only) of Nicolet Bankshares, Inc.:

                        BALANCE SHEETS
                     (Parent Company Only)

                                           December 31,
                                     -------------------------
                                         2003         2002
                                      -----------  -----------
ASSETS
Cash and due from subsidiary          $ 1,035,994  $ 3,581,663
Investment in subsidiary               31,148,364   27,666,862
Other assets                               44,448            -
                                      -----------  -----------

    TOTAL ASSETS                      $32,228,806  $31,248,525
                                      ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Stockholders' equity                  $32,228,806  $31,248,525
                                      -----------  -----------

    TOTAL STOCKHOLDERS' EQUITY        $32,228,806  $31,248,525
                                      ===========  ===========

                      STATEMENTS OF INCOME
                      (Parent Company Only)

                                                     December 31,
                                                ----------------------
                                                   2003        2002
                                                -----------  ---------
Operating expense                               $   89,009   $ 50,081
Income tax benefit                                 (44,448)         -
                                                -----------  ---------
     Loss before equity in undistributed
          earnings of subsidiary                   (44,561)   (50,081)
Equity in undistributed earnings of subsidiary   1,022,530    108,329
                                                -----------  ---------

    NET INCOME                                  $  977,969   $ 58,248
                                                ===========  =========

NICOLET BANKSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  13.   PARENT  COMPANY  ONLY  FINANCIAL  INFORMATION  (CONTINUED)

                            STATEMENTS OF CASH FLOWS
                              (Parent Company Only)

                                                             December 31,
                                                     ---------------------------
                                                         2003          2002
                                                     ------------  -------------
Cash Flows From Operating Activities:
  Net income                                         $   977,969   $     58,248
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Increase in other assets                           (44,448)             -
      Equity in undistributed income of subsidiary    (1,022,530)      (108,329)
                                                     ------------  -------------

        NET CASH USED IN OPERATING ACTIVITIES            (89,009)       (50,081)
                                                     ------------  -------------
Cash Flows From Investing Activities, consisting of
  capital infusion to subsidiary                      (2,500,000)   (10,000,000)
                                                     ------------  -------------

Cash Flows From Financing Activities:
  Exercise of stock options                               43,340          8,330
  Proceeds from sale of common stock                           -     13,623,414
                                                     ------------  -------------

        NET CASH PROVIDED BY FINANCING ACTIVITIES         43,340     13,631,744
                                                     ------------  -------------

        NET INCREASE (DECREASE) IN CASH               (2,545,669)     3,581,663
Cash:
  Beginning                                            3,581,663              -
                                                     ------------  -------------

  Ending                                             $ 1,035,994   $  3,581,663
                                                     ============  =============